Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form S-1

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   -----------

Colorado                                                              84-1286576
State or other jurisdiction of                                   (I.R.S.Employer
incorporation or organization)                                    Identification
                                                                         Number)

                          (Primary Standard Industrial
                           Classification Code Number)
                                      3559

               15Old Danbury Road, Suite 203, Wilton, Connecticut
               06897-2525 (Address of principal executive offices
                               including zip code)

                                 (203) 762-2499
              (Registrant's telephone number, including area code)

                                                      Joseph F. Longo, President
                                                     (Name of Agent for Service)

                                                                      Copies to:
Peter Landau, Esq.                                          Kevin M. Black, Esq.
Foreht Last Landau Miller & Katz, LLP                       Sr. Vice President &
415 Madison Ave                                                  General Counsel
New York, NY 10017                                          Phone (203) 762-2499
Phone (212) 935-8880                                          Fax (203) 761-0839
Fax (212) 935-5554

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement, as determined by market conditions.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box: [X]



                                   CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------
                                           Proposed Maximum
Title of Each Class         Amount        Aggregate Offering     Proposed Maximum
Of Securities                To Be            Price Per         Aggregate Offering      Amount of
Registered               Registered (1)          Share                Price         Registration Fee
----------------------------------------------------------------------------------------------------
Series A Convertible       284,250              $10.00             $2,842,500            $750.42
Preferred Stock             Shares
----------------------------------------------------------------------------------------------------
Common Stock
Issuable upon
Conversion of
Series A
Convertible Preferred      710,625               $6.00(2)          $4,267,750          $1,126.69
Stock                       Shares
----------------------------------------------------------------------------------------------------
Common Stock
Issued upon
Conversion of
Series A
Convertible Preferred      143,878              $13.50(3)          $1,942,353            $512.78
Stock                       Shares
----------------------------------------------------------------------------------------------------
Warrants                   396,464                 NIL                    NIL                NIL
----------------------------------------------------------------------------------------------------
Common Stock
Issuable upon
Exercise of Warrants       396,464(5)           $15.00(4)          $5,946,960          $1,569.99
----------------------------------------------------------------------------------------------------
Total                                                                                  $3,959.88
                                                                                       =========
----------------------------------------------------------------------------------------------------

(1) Represents the maximum number of securities that could be issued in the transactions described in the Registration Statement.

(2) Based on the maximum conversion price of the Preferred Stock.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low closing sale price on April 20, 2000, as reported on the National Association of Securities Dealers' Over-The-Counter Bulletin Board a date within five business days of the date of filing of the Registration Statement.

(4) Based on the exercise price of the Warrants

(5) An indeterminate number of shares of Common and Preferred Stock that may become issuable pursuant to the anti-dilution provisions of the Preferred Stock and Warrants are also being registered pursuant to Rule 416.

     The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this Preliminary prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.


                                     SUBJECT TO COMPLETION, DATED APRIL 27, 2000


PROSPECTUS


                       STARTECH ENVIRONMENTAL CORPORATION

1,250,967 Shares of Common Stock
284,250 Shares of Series A Convertible Preferred Stock
396,464 Warrants


   All of the shares of common stock and preferred stock and all of the warrants being sold in this offering are for the accounts of selling security holders. We will not receive any of the proceeds from the sale of shares of common stock, preferred stock or warrants by the selling security holders. We will receive the exercise prices with respect to the exercise of any warrants. See "Selling Security Holders".

   The selling security holders may sell the shares of common stock, preferred stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time in the over-the-counter market at prevailing prices in such market. See "Plan of Distribution".

       Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "STHK". At present, there is no market for the preferred stock or the warrants and there is no assurance that any market will develop.

       On April 20, 2000 the average of the last bid and asked prices of our common stock in the Over-the-Counter market as reported by the NASD was $14.875. See "Certain Market Information and Dividends".

                                   -----------

          Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" Beginning on page 11"

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.
                      Any representation to the contrary is
                              a criminal offense.

May , 2000

                                Table Of Contents
                                -----------------


Prospectus Summary ...........................................................5

Risk Factors ................................................................11

Forward-Looking Statements...................................................19

How We Intend to Use any Proceeds from this Offering.........................20

Price Range of Common Stock..................................................20

Dividend Policy..............................................................21

Capitalization...............................................................21

Selected Financial Data .....................................................22

Management's Discussion and Analysis of Financial Condition
 and Results of Operations...................................................23

Business.....................................................................27

Management...................................................................40

Certain Transactions.........................................................44

Principal Stockholder........................................................45

Selling Security Holders.....................................................46

Plan of Distribution.........................................................49

Description of Securities....................................................49

Shares Eligible for Future Sale .............................................52

Legal Matters................................................................52

Experts......................................................................52

Where Can You Find More Information About Us ................................52

Index To Financial Statements................................................54

                               PROSPECTUS SUMMARY



     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our company. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements, before making an investment decision.

                                  Our Business

     We are an environmental equipment technology company positioned and dedicated to the production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems which process all forms of hazardous and nonhazardous organic and inorganic waste and by-products and convert most into valuable commodity products. We have designed, and intend to sell our Plasma Waste Converter systems that achieve this mission at a relatively low cost, with operating performance that is far superior to the environmental standards of the United States Environmental Protection Agency, and other comparable international environmental regulatory agencies.

     We are committed to the commercial development and worldwide deployment of our Plasma Waste Converter closed loop elemental recycling equipment. Our business is manufacturing and selling our Plasma Waste Converter systems. We will not be in the business of processing wastes of any sort, nor will we be in the waste treatment, storage, disposal or transportation business.

     Our system provides significant benefits over other forms of waste removal and disposal. The most common methods of treatment and disposal of hazardous and non-hazardous wastes and industrial by-products include incineration, land filling, deep-well injection, wet chemistry processes such as neutralization and bio-remediation, on-site containment (including industrial lagoons), and direct release to the environment. All of these methods have serious transportation, treatment, environmental or safety risks. In addition, most of these treatment and disposal methods themselves generate large volumes of problematic waste, which may require further treatment prior to final disposal. Some cannot process inorganic wastes. As a result, many of the methods are being met with increasing public resistance and more stringent regulations which will lead to an increased cost of compliance, and in some cases, outright prohibitions. The only reason many of these methods are allowed to continue is because of the lack of viable alternatives. The current methods are harmful and dangerous, yet they are allowed to continue in operation.

     Our primary sales revenues will be produced by the combination of the equipment purchase price supplemented by ongoing usage, or tolling fees. The tolling fees will be based on the hourly metered runtime, the data for which will be automatically reported back to us for billing purposes by an onboard computer through phone lines. Depending on the customer's application, tolling fees may range between two and twenty cents per pound, and be compiled by electrical meter power-on time. There will be minimum monthly tolling fees embodied in the sales agreements, although these fees may not be possible until after the first few systems are operating in commercial applications.

     Our Markets

     The two principal target markets that will be penetrated by us will be (1) government facilities, and (2) industrial facilities. Primarily our executives will conduct sales to government facilities and agencies. Sales to industrial and non-governmental customers will be managed by us and conducted by commissioned representatives working in close collaboration with us. The strategic use of specialized commissioned representatives in the sale of waste industry capital equipment is a marketing activity with which we have long and successful experience. The use of representatives will allow us to penetrate the industrial markets with the greatest speed, breadth, and depth of coverage. The use of commissioned representatives in the formative years of our anticipated growth is financially beneficial in keeping the cost of producing sales as a variable expense rather than a fixed expense, and on balance, favoring the preservation of cash in these early years. We will conduct sales through representatives to customers, with the price set by us with assistance of the representative.

     Our Strategy

     National and international Startech sales are also anticipated from our distributors. Our distributors will operate in an area of prime responsibility. An "area" may be a geographic area or a market segment. The distributor will buy our system and add its markup to produce the price to the customer. Distributors will be used in parts of the world inconvenient for our direct sales. A distributor will be required to be relatively self-sufficient and will have the obligation to acquire an industrial-sized demonstration system to support its sales activities. The distributor will also be responsible for installation and service. In some cases, where we have agreed to exclusivity, the distributor will be required to produce a minimum annual sales dollar volume in order to maintain the distributorship. In addition, the distributor will be required to sign a non-disclosure agreement and a non-compete agreement. Distributors have the obligation to have a facility in which to conduct plasma waste converter demonstrations for potential customers.

     National and international sales are also anticipated from our strategic alliance partners. We intend to vigorously attempt to expand the number of quality strategic alliance partners to help further develop our market scope and penetration. Pursuant to separate agreements entered into with certain strategic partners, they have agreed to mutually seek opportunities that may utilize our proprietary process and their particular expertise and know-how. In general, each of the agreements provide for the negotiation, on a non-exclusive basis, for the formation of mutually agreeable business arrangements concerning the commercialization of the our process, and the termination by either company upon written notice, except for survival of confidentiality, and intellectual property provisions. Each of us and the other companies have conducted due diligence with respect to each other's technology in accordance with the confidentiality provisions of the agreements. Each brings special well-proven skills and capabilities to us, and is important to our future success.

     Our Company

     We were incorporated in Colorado on May 1, 1991, as Kapalua Acquisitions, Inc. ("Kapalua"). At the time of our incorporation, we had no specified business plan, but were instead a "blind pool" where by our common stock was sold to the public to provide us with capital to be used to investigate and acquire an interest in one or more business opportunities.

     On November 17, 1995, we acquired all of the capital stock of Startech Corporation, a company founded in 1994 and owned by Joseph F. Longo our Chairman and President and Leonard V. Knap, one of our founding stockholders, in exchange for 4,000,000 shares of Kapalua common stock, which represented 80.5% of the outstanding capital stock of Kapalua after the acquisition. In January 1996, we changed our name to Startech Environmental Corporation.

     Our principal office is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525. Our telephone number at this office is (203) 762-2499, and our website is located at http//:www.startech.net. Information contained at our website is not part of this prospectus.

                                  The Offering


Securities Offered Hereby.........  1,250,967 Shares of common stock; 284,250 shares of preferred stock; and 396,464
                                    warrants

                                    Of the 1,250,967 shares of common stock
                                    being offered, 710,625 shares are to be
                                    issued from time to time upon conversion of preferred stock; 396,464 shares are to be issued from time to time upon exercise of 396,464 warrants; and 143,878 shares were issued in connection with the conversion of preferred stock.

Common stock outstanding
 prior to this offering...........  7,558,278 shares

Common stock to be outstanding
 after the offering...............  8,665,367 shares assuming the conversion of
                                    284,250 shares of preferred stock at the lowest conversion rate of $4.00 per share of common stock and assuming the exercise of the 396,464 warrants, offered hereby.

Preferred stock outstanding
 prior to the offering............  568,500 shares

                                    In the period April through October 20, 1999
                                    696,978 shares of preferred stock were
                                    issued at $10.00 per share in connection with a private placement under Section 4(2) of the Securities Act of 1933 as amended. We agreed to file a registration statement with respect to one half of such shares (348,459) and the underlying common shares.

Preferred stock to be outstanding
 after the offering...............  284,250 shares, assuming the conversion of the 284,250 shares of preferred stock
                                    offered hereby.

Outstanding warrants prior to
 the offering.....................  396,464 warrants

Outstanding warrants after the
 offering.........................  none; we agreed to file a registration statement with respect to such shares.

Use of Proceeds...................  This offering is being made by selling security holders and we will not receive any of the proceeds of such sales. We may receive cash proceeds to extent any of the warrants are exercised. See "How We Intend to Use any Proceeds From This Offering".

Risk Factors......................  This offering involves a high degree of risk. See "Risk Factors."

NASD OTC
Bulletin Board Symbol.............  STHK

     The number of shares of common stock to be outstanding after this offering is based upon the number of shares outstanding as of April 10, 2000 and does not include the following:

     o 1,639,411 shares of common stock subject to options issued at a weighted average exercise price of $3.61 per share under our 1995 Stock Option Plans

     o 360,589 shares of common stock reserved for issuance under our 1995 reserve option plan and 1,000,000 shares of common stock reserved for issuance under our 2000 Stock Options Plans.

     o other warrants to purchase 313,996 shares at a weighted average exercise price of $7.70 per share.

     Please see "Capitalization","Selling Security Holders" and "Description of Securities" for a more complete discussion regarding the outstanding shares of common stock, preferred stock, warrants, and options to purchase common stock and related matters.

Summary financial data



     The following summary financial data information should be read in conjunction with our financial statements and their related notes and "Management Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The statement of operations data for the years ended October 31, 1997, 1998 and 1999 is derived from, and is incorporated by reference to, the audited financial statements included in this prospectus. The statement of operations date for the years ended October 31, 1995 and 1996 have been derived from audited financial statements not included in this prospectus. The statement of operations data for the three months ended periods ended January 31, 1999 and 2000 and the balance sheet data at January 31, 2000 labeled "Actual" are derived from, and incorporated by reference to, our unaudited interim financial statements included in this prospectus.


                                                                                       Three Months
Statement of Operations Data:                Year Ended October 31                   Ended January 31,
                                             ---------------------                   ------------------
                                1995      1996       1997       1998       1999       1999        2000
                              ---------------------------------------------------    ------------------
                                                                                         (unaudited)
                                               (In thousands, except for per share data)

Revenue ...................   $     0    $    26    $    10    $ 1,088    $ 2,269    $ 1,048    $   598
Gross Profit ..............         0         26         10        642        131        263        359
(loss) from operations ....       (36)      (664)      (898)      (474)    (1,346)       (11)      (331)
Net income (loss) .........       (36)      (670)      (878)      (463)    (1,289)         5       (281)

Net income (loss) per share     (0.04)      (.12)      (.12)      (.07)      (.19)       .00       (.04)
Weight average shares
outstanding basic .........       996      5,482      6,695      6,887      6,875      6,857      7,304


                                                         January 31, 2000
                                                         ----------------
                                                          (in thousands)
                                                   (unaudited)          As
Balance Sheet Data:                                   Actual        Adjusted(1)
                                                     -------        -----------
Cash and cash equivalents ....................       $ 6,409          $12,306
Working capital ..............................         6,860           12,757
Total assets .................................         8,014           13,911
Total stockholders' equity ...................         7,560           13,457

------------------

(1) The "As adjusted" column assumes the exercise of 396,464 warrants at a assumed price of $15.00 per share, after deducting estimated expenses of $50,000 payable by U.S.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, results of operations and financial condition and could result in a complete loss of your investment.

We have only been an operating business for a short time and your basis for evaluating us is limited

     We were organized in May, 1991, and from our inception have been engaged principally in organizational activities, including developing a strategic operating plan, entering into contracts, raising capital, hiring personnel, and developing our Plasma Waste Converters for demonstration and test purposes. We were considered a development stage company for accounting purposes until 1998 because we had not generated any material revenues to that date. Revenues from shipments and services began to be recognized in calendar 1998. Nevertheless, we are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies.

We have incurred losses and anticipate continued losses

     We had revenues of $1,088,782, $2,268,694, and $598,000 for each of the fiscal years ended October 31, 1998 and 1999, and the three months ended January 31, 2000 and our net loss for each of these periods was $463,051, $1,289,192 and $281,635 respectively. We do not expect to generate any material revenues until after we successfully complete the manufacture and installation of a significant number of Plasma Waste Converters for on-site customer applications. Our accumulated deficit at the end of these periods was $2,048,150, $3,353,358 and $3,783,097, respectively.

We have no experience on a large - scale commercial basis

     Our Plasma Waste Converter has never been utilized on a large-scale commercial basis. While we have demonstrated the Plasma Waste Converter's ability to process and dissociate waste feedstocks and recover resources in pilot scale and industrial-sized Plasma Waste Converters, this does not assure that the same or similar results could be obtained on a large-scale continuing commercial basis or on any specific project. We have never utilized the Plasma Waste Converter under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. Obstacles to larger-scale commercialization include the following:

     o    further research and development
     o    design
     o    testing
     o    regulatory clearances

     In addition, our ability to operate our business successfully will depend on a variety of factors, many of which are outside our control and include the following:

     o    competition
     o    cost
     o    availability of strategic components
     o    changes in governmental initiatives and requirements
     o    changes in regulatory requirements
     o    costs associated with equipment repair and maintenance. See
          "Business."

We are dependent on third parties for manufacturing and key components

     Our products and systems are manufactured by Bauer Howden Inc., pursuant to our engineering drawings and specifications. Bauer Howden is an experienced manufacturing company and also a strategic partner. We currently have a limited number of sources of supply for some of our Plasma Waste Converter components. Business disruptions or financial difficulties of the manufacturer or suppliers, or raw material shortages or other causes beyond our control, could adversely affect us by increasing the cost of goods sold or reducing the availability of such components. In our development to date, we have been able to obtain adequate supplies of these key components. However, as we accelerate commercial activities, we expect to experience a rapid and substantial increase in our requirements for these components. If we were unable to obtain a sufficient supply of required components, we could experience significant delays in the manufacture of the Plasma Waste Converter, which could result in the loss of orders and customers, and could have a material adverse effect on our business, financial condition and results of operations. Although we plan to purchase inventories of these strategic components, we may still require alternative sources of such components if we experience delays in obtaining them. The occurrence of any such events would have a material adverse effect on our business, financial condition and results of operations. In addition, if the cost of raw materials or finished components were to increase, we may not be able to pass such increases to our customers.

We are uncertain of market acceptance

     Many prospective users of the Plasma Waste Converter have committed substantial resources to other forms of process stream treatments or technologies. Our growth and future financial performance will depend on our ability to demonstrate to prospective users the technical and economic advantages of the Plasma Waste Converter over these alternatives. There can be no assurance that the Company will be successful in this effort. Furthermore, it is possible that competing alternatives may be perceived to have or may actually have, certain advantages over the Plasma Waste Converter for certain industries or applications. The failure to achieve market acceptance for our Plasma Waste Converter could materially and adversely affect our business, results of operations, and financial conditions.

We may require additional financing

     To date, financing for all of our activities has been provided by private sales of our securities to individual investors and groups of investors. We believe our cash reserves, cash generated from operations and other existing sources of capital will be adequate to fund our operations over the next two years. In the event we accelerate our manufacturing expansion plans we may need to seek additional financing. Our inability to obtain necessary capital or financing to fund future expansions could materially and adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or otherwise limit the development, manufacture or sale of Plasma Waste Converters, which could materially and adversely affect our business, results of operations and financial condition.

We face risks associated with our plans to market and distribute our Plasma Waste Converter internationally

     We intend to market the Plasma Waste Converter in international markets, including both industrialized and developing countries. International operations entail various risks including:

     o    changes in foreign government regulations and technical standards
     o    difficulty of protecting intellectual property
     o    export license requirements, tariffs, taxes and other trade barriers
     o    requirements of preferences of foreign nations for domestic products
     o    fluctuations in currency exchange rates relative to the U.S. dollar
     o    difficulties in collecting accounts receivable
     o    extended accounts receivables cycles
     o    political and economic instability
     o    potentially adverse tax consequences

We may acquire other companies, product lines or technology

     As part of our growth strategy we may pursue acquisitions and investments that could provide complementary (including competitive) new technologies, products, or businesses. Future acquisitions or investments may involve the use of significant amounts of cash, potentially dilutive issuance of equity securities, incurrence of debt or amortization of expenses related to goodwill and other intangible assets.

     In addition, acquisitions involve numerous risks, including:

     o difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company
     o    the diversion of management's attention from other business concerns
     o risks of entering markets in which we have no or limited prior experience
     o    the potential loss of key employees of ours or of the acquired company

     We currently have no commitments with respect to any acquisition or investment. In the event that such an acquisition or investment does occur and we are unable to successfully integrate businesses, products, technologies, or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

Certain current stockholders own a large portion of our voting stock

     Following the closing of this offering, our officers, directors, and affiliated entities together will beneficially own approximately 44.4% of our outstanding common stock. As a result, these stockholders may be able to substantially influence all matters requiring approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

     o    election of directors
     o    merger or consolidation
     o    sale of all or substantially all of our assets

     This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

You will suffer dilution in the value of your shares

     Investors in this offering will incur immediate and substantial dilution in the net tangible book value per share of our common stock issued upon the conversion of the Preferred Stock or the exercise of the Warrants.

We do not expect to pay cash dividends

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in operation and expansion of our business. The terms of our Preferred Stock agreements prohibits us from paying cash dividends without the consent of the Preferred Shareholders. Therefore, we do not expect to pay any cash dividends in the foreseeable future.

Our future operating results are likely to fluctuate

     Our quarterly and annual operating revenues, expenses, and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

     o    the timing of orders from, and shipments to, significant customers
     o    the timing of new product introductions by our competitors or us
     o    delays in manufacturing
     o    timely payments of our invoices
     o possible decreases in average selling prices of our products in response to competitive pressures
     o    market acceptance of new and enhanced versions of our products
     o    availability and cost of key components
     o    negotiation of final government contract overhead rates

     Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance. Further more, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the price of our stock on the NASD Over-the-Counter Bulletin Board will likely be materially and adversely affected.

We may be unable to find appropriate strategic alliances

     We have made use and plan to continue to make use of our resources in manufacturing technology, marketing and sales of our Plasma Waste Converter systems products through collaborative agreements with corporate and business partners. Such strategic alliances may include cooperative agreements for sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures. We have developed several strategic alliances to assist in commercializing and manufacturing our Plasma Waste Converter.

     Our current alliances are intended to facilitate our entry into the market place and accelerate the development and commercialization of our products.

     The terms of such alliances may require us and our partners to share revenues and expenses from certain activities or for us to grant our partners licenses to manufacture, market, and sell our products. Our current alliances provide for cost sharing and technology sharing with respect to jointly developed technologies. Such terms could be part of any future strategic alliance and could materially impact our business, results of operations and financial condition.

     We may be unable to find appropriate future strategic alliances in markets in which we have little experience, which could prevent is from bringing our products to these markets in a timely manner, or at all. If we do not enter into effective alliances, our products may not achieve this significant market penetration, which could materially adversely affect our business, results of operations and financial condition.

We have the potential risk of product liability

     Our Plasma Waste Converter systems will be utilized in a variety of industrial and other settings, and will be used to handle materials resulting from the user's generation of hazardous waste. The equipment will therefore be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of such breakdowns and malfunctions will be made against us. We cannot ensure that our product liability insurance will provide coverage against all claims, and claims may be made against us (even if covered by our insurance policy) for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial conditions and results of operations.

There has been no prior public market for our convertible preferred stock or our warrants

     There is no public market for our convertible preferred stock and our warrants, and there is no likelihood that an active trading market will develop. The primary purpose of this offering is to enable the holders of the convertible preferred stock and warrants who are included herein as selling security holders to convert their convertible preferred stock into common stock, or exercise their warrants and purchase the underlying shares.

Future sales of our common stock may have an adverse effect on the market place

     Future sales of our common stock by stockholders under Rule 144 of the Securities Act of 1933, as amended or through the conversion into common stock or exercise of warrants to purchase our common stock pursuant to outstanding registration rights granted to the purchasers of our convertible preferred stock or the holders of the warrants in this offering could have an adverse effect on the market price of the securities. Sales of substantial amounts of common stock or the perception that such sales could occur could adversely affect prevailing market prices for the shares of common stock issuable upon conversion of the convertible preferred stock. See "Shares Eligible For Future Sale".

There are risks associated with our use of hazardous materials

     We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of those materials. Failure to comply with present or future regulations could result in an imposition of fines on us, suspension of production or a cessation of operations. We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing. If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Our customers and we may be subject to government regulations.

     We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or our customers to obtain permits or approvals to utilize the Plasma Waste Converter(TM) and related equipment on certain job sites. In as much as we intend to market the Plasma Waste Converter(TM) internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.

We cannot ensure that:

     o    required permits and approvals will be obtained
     o new environmental regulations will not be enacted or that if they are we and our customers can meet stricter standards of operation or obtain additional operating permits or approvals.

     Failure to obtain such permits, or otherwise to comply with such regulatory requirements, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on protection of our intellectual property

     The success and competitiveness of our products depends in part upon our ability to protect our current and future technology and manufacturing processes through a combination of patent, trademark, trade secret and unfair competition laws.

     Patent applications in the United States are maintained in secrecy until patents issue, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries. Therefore, we cannot be certain that we will be the first creator of future inventions for which we seek patents or the first to file patent applications on any such inventions. Patent applications filed in foreign countries are subject to laws, rules and procedures, which differ from those of the United States. We cannot ensure the following:

     o    patents will be issued from future applications
     o any future patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us
     o foreign intellectual property laws will protect our intellectual property
     o others will not independently develop similar products, duplicate our products or design around any patents which may be issued to us

     We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and certain vendors and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

     Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Litigation may result in substantial costs and diversion of resources, either of which could have a material and adverse effect on our business, results of operations and financial condition.

We must keep pace with technological changes.

     Our primary target markets will be government, industrial and institutional facilities and agencies and private sector industrial facilities that produce or are in possession of hazardous and toxic wastes. Other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of who have substantially greater financial and other resources and more manufacturing marketing and sales experience than we do. As other technology evolves, the Plasma Waste Converter may be rendered obsolete by one or more competing technologies. Any one or more competitors, or one or more other enterprises not presently known to us, may develop technologies which are superior to the Plasma Waste Converter or other technologies utilized by us. To the extent that our competitors are able to offer more cost-effective technology alternatives, our ability to compete could be materially and adversely affected.

Contracts with federal and state governments subject us to certain risks including termination and audit.

     We intend to continue our policy of participating in selective research and sales opportunities involving federal and state governments. Contracts with the United States government are subject to various risks, including the risk of termination at the convenience of the government. Revenues from these potential relationships are subject to time-consuming audit procedures under various federal statutes.



We are dependent on key personnel.

     Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel. The competition for such personnel is intense. The loss of any key employees or principal members of management could have material adverse effect on our business and operating results. In addition, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement our plans for expansion and growth. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

     o    business strategy
     o    expansion of our manufacturing capabilities
     o    plans for hiring additional personnel
     o    plans for entering into collaborative agreements
     o anticipated sources of funds, to fund our operations following the date of this prospectus
     o plans, objectives, expectations and intentions contained in this prospectus that are not historical fact

     When used in this prospectus, the words "expects," "anticipate," "intends," 'plans," 'believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risks Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

              HOW WE INTEND TO USE ANY PROCEEDS FORM THIS OFFERING

     Selling security holders are making this offering and we will not receive any of the proceeds of such sales. We may receive cash proceeds to the extent any warrants are exercised. Any such proceeds will be used for working capital and general corporate purposes. Pending the use of any such proceeds they will be invested in short term investment grade, interest-bearing securities. We estimate our expense in connection with this offering will be $50,000.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the NASD OTC Bulletin Board under the symbol "STHK" since November 1995. Prior to that time, there had been no active trading in our common stock.

     The table below sets forth the high and low bid range of quotations for our common Stock for the quarters indicated as reported by the NASD:

                                                       High          Low
                                                       ----          ---

1998
         Quarter ending January 31, 1998             $   9.75      $  4.84
         Quarter ending April 30, 1998                  11.75         5.00
         Quarter ending July 31, 1998                   11.25         5.00
         Quarter ending October 31, 1998                 7.75         3.25

1999
         Quarter ending January 31, 1999             $   8.62      $  4.62
         Quarter ending April 30, 1999                   7.12         5.00
         Quarter ending July 31, 1999                    9.71         6.00
         Quarter ending October 31, 1999                 8.56         5.25

2000
         Quarter ending January 31, 2000             $   8.12      $  5.12
         Quarter ending April 30, 2000
          (thru April 20, 2000)                         18.75         8.87


     Such over-the-counter market quotations reflect inter dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

     On April 10, 2000 the last bid price reported on the NASD OTC Bulletin Board for our common stock was $17.25 per share. On April 10, 2000, we had 7,558,278 shares of Common Stock outstanding. We had approximately 1,591 stockholders of record.

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. The current policy of the Board of Directors is to retain any earnings to provide for the development and growth. Consequently, no cash dividends are expected to be paid in the foreseeable future on shares of common stock. We are obligated to pay dividends on the outstanding shares of preferred stock in additional shares of preferred stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of January 31, 2000. All information set forth below should be read in conjunction with the financial statements and notes thereto in this Prospectus.


                                                                            January 31, 2000
                                                                            ----------------
                                                                         Actual       As Adjusted
                                                                         ------       -----------
Long-term debt                                                        $      7,718    $      7,718

Short-term debt                                                              8,057           8,057
                                                                      ------------    ------------
                                                                            15,775          15,775
                                                                      ============    ============
Stockholders' equity
         Preferred Stock; Authorized 10,000,000 (no par value)
         shares of which 2,500,000 are designated as
         Cumulative Convertible Redeemable Preferred Stock               5,526,530       5,526,530
         668,998 shares issued and outstanding at 01/31/00

         Common stock; 800,000,000 (no par value) shares authorized
         7,516,454 shares issued and outstanding at 01/31/00             5,816,631      11,713,631


Additional paid-in capital                                                     300             300

Accumulated deficit                                                     (3,783,097)     (3,783,097)
                                                                      ------------    ------------

Total stockholders' equity                                            $  7,560,364    $ 13,457,364
                                                                      ------------    ------------
         Total capitalization                                         $  7,544,589    $ 13,441,589
                                                                      ============    ============


                             SELECTED FINANCIAL DATA

     The following summary financial information should be read in conjunction with our financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data" which are incorporated herein by reference. The acquisition of Startech Corporation by the Registrant occurred on November 17, 1995. The financial information reflects the operations of both companies combined for all the periods presented. The statement of operations data for the years ended October 31, 1997, 1998, and 1999, and the balance sheet data as of October 31, 1997, 1998, and 1999 have been derived from audited financial statements included in this prospectus. The statement of operations data for the years ended October 31, 1995, and 1996 and the balance sheet data as of October 31, 1995 and 1996 have been derived from audited financial statements some of which are not included in this prospectus. The statement of operations data for the three months ended January 31, 2000 and 1999 and the balance sheet data at January 31, 2000 and 1999 are derived from, and incorporated by reference to, our unaudited interim financial statements included in this prospectus.


                                                                                                      Three Months
                                                           Year Ended October 31,                   Ended January 31,
                                            --------------------------------------------------      -----------------
Statement of operations data:                 1995       1996       1997       1998       1999      1999        2000
                                              ----       ----       ----       ----       ----      ----        ----
                                                               (in thousands)                          (unaudited)
Revenues                                    $     0    $    26    $    10    $ 1,089    $ 2,269    $ 1,048    $   598
Cost of revenues                                  0          0          0        446      2,138        786        239
                                            -------    -------    -------    -------    -------    -------    -------
Gross profit                                      0         26         10        642        131        262        359
Operating expenses:
General and administrative expenses              36        624        681        665      1,156        234        567
Selling expenses                                  0         66        226        451        321         39        123
Total operating expenses                         36        690        907      1,116      1,477        273        690
                                            -------    -------    -------    -------    -------    -------    -------
Loss  from operations                           (36)      (664)      (898)      (474)    (1,346)       (11)      (331)
Other expense (income):
Interest expense                                  0          9          9          9         33          0          0
Other expense (income)                            0         (3)       (29)       (24)      (101)       (17)       (51)
                                            -------    -------    -------    -------    -------    -------    -------
Loss before income taxes                        (36)      (669)      (877)      (459)    (1,278)       (17)       (51)
Income tax expense                                0          1          1          4         11          0          2
                                            -------    -------    -------    -------    -------    -------    -------

Net income (loss)                           $   (36)   $  (670)   $  (878)   $  (463)   $(1,289)   $     6    $  (282)
                                            =======    =======    =======    =======    =======    =======    =======

Net income (loss) per share -basic            (0.04)     (0.12)     (0.12)     (0.07)     (0.19)         0       (.04)
                                            =======    =======    =======    =======    =======    =======    =======

Weighted-average shares
outstanding - basic                             997      5,482      6,695      6,888      6,876      6,857      7,304


                                                                             Three Months
                                        Year Ended October 31,             Ended January 31,
                             -------------------------------------------   -----------------
Balance Sheet Data:           1995      1996      1997     1998     1999     1999     2000
                              ----      ----      ----     ----     ----     ----     ----
                                             (in thousands)                    (unaudited)
Cash and Cash equivalents    $   83    $  281    $  988   $  156   $5,496   $  539   $6,409
Working capital ..........      (36)     (153)      965      539    5,665      512    6,860
Total assets .............       85       392     1,202    1,824    6,374    2,111    8,014
Total stockholders' equity      (36)      (53)    1,103      661    6,015      666    7,560
Long-term obligations ....        0         0         0        0        7        0        7


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus. Our discussion contains forward-looking statements our based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

     For the three months ended January 31, 2000, approximately 100% of our revenue was generated by sales to customers located outside the United States. We believe that international sales will continue to account for a significant portion of our sales for the foreseeable future. Current sales are denominated in U.S. dollars and foreign exchange rate fluctuations have not had an impact on our results of operations.

     Substantially all of our revenue and costs from government contracts are subject to audit under various federal statutes. In December 1999 an audit was conducted with the DCAA (Greater Connecticut branch office) in conjunction with the US Army Chemical and Biological Defense Command. With the completion of this audit we are currently awaiting final payment from our prime contractor Burns & Roe for our final two invoices totaling $483,189 and we expect to be receiving payment for Burns and Roe in the near future.

Comparison of three months ended January 31, 1999 and 2000

     Revenues. Our total revenues were $598,000 for the three months ended January 31, 2000, as compared to $1,048,000for the same period in 1999, a decrease of $450,000, or 43.0%. Our decrease in revenue was due to the fact that in the 1999 period we completed an Army contract which represented 98% of our revenue in that period, whereas we had no Army contract revenue for the three months ended January 31, 2000.

     Gross Profit. Our gross profit was $ 359,000 for the three months ended January 31, 2000 an increase of $96,000, or 36% from the same period in 1999. Our gross margins on revenue were 60% for the three months ended January 31, 2000. In the similar period for 1999 the gross margins on revenues was 25%. The gross margins on revenue for the 2000 period was attributable to revenues earned from distributorship fees and consulting, while the 1999 gross margins resulted mainly from the Assemble Chemical Weapons Assessment Army (ACWA) project.

     General and administrative expenses. Our general and administrative expenses for the three months ended January 31, 2000 were $567,000, up $332,000, or 142%, from the same period in 1999. The increase is due to a higher level of salaries as a result hiring additional personnel to support our growth, professional fees, moving expenses associated with our moving into new offices in December, 1999, and insurance expenses.

     Selling Expenses. Our selling expenses for the three months ended January 31, 2000 were $123,000, an increase of $84,000, or 211%, from the similar period 1999. The increase is due to higher salary costs, higher travel costs, and higher printing and material costs, plus customer demonstrations and marketing relating to efforts at the Aberdeen Proving Grounds.

     Interest expense. Our interest expense for the three months ended January 31, 2000 was 0 as compared to 0 in the similar 1999 period.

     Interest income. Our interest income for the three months ended January 31, 2000 was $48,000, as compared to $17,000 in the similar period 1999 an increase of 182%. The increase is due to higher cash balances as a result of the recently completed preferred private placement dated October 20, 1999.

     Income taxes. Income taxes for the three months ended January 31, 2000 were $1,750 as compared with $250 in the similar period 1999. We have minimal tax obligations due to the fact that we have not had meaningful profitability to this point. We have tax loss carry forwards of $3.1 million to offset against future profits, if any.


Comparison of Years Ended 1999 and 1998

     Revenues. Our total revenues for the year ended October 31, 1999 were $2.3 million, an increase of $1.2 million, or 108%, for the year ended October 31, 1998. Our increase in revenue was due to the award of the ACWA Army contract, which we demonstrated at the Aberdeen Proving Grounds. This Army contract represented 98% of revenues for both years ended October 31, 1999 and 1998.

     Gross Profit. Our gross profit was $131,000 for the year ended October 31, 1999 a decrease of $511,000, or 80% from the year ended in October 31, 1998. Our gross margins on revenue was 5% for the year ended October 31, 1999 compared to gross margins on revenues of 59% for the year ended October 31, 1998. The 1999 decrease in gross profit margin resulted mainly from the completion of the Army demonstrations for ACWA program in Aberdeen, Maryland.

     General and administrative expenses. Our general and administrative expenses for the year ended October 31, 1999 were $1.2 million, up $491,000, or 74%, from the year ended October 31, 1998. The increase is due to a higher level of salaries as a result of the hiring additional personnel to support our growth, professional fees, insurance, stockholder relations.

     Selling Expenses. Our selling expenses for the year ended October 31, 1999 were $321,000, an decrease of $130,000, or 29%, from $451,000 for the year ended October 31, 1998. The decrease is due to lower customer demonstration activity at Aberdeen Proving Grounds, Maryland.

     Interest expense. Our interest expense for the year ended October 31, 1999 was $33,000, an increase of $24,000, or 266%, from $9,000 for the year ended October 31, 1998. The increase is due to interest expenses relating to a note payable to Connecticut Development Authority.

     Interest income. Our interest income for the year ended October 31, 1999 was $101,000, an increase of $78,000, or 339%, from $23,000 for the year ended October 31, 1998. The increase is due to higher cash balances as a result private placement completed on October 20, 1999.

     Income taxes. Income taxes for the year ended October 31, 1999 were $11,000 as compared with $4,000 in the similar period 1998.


Comparison of Years Ended 1998 and 1997

     Revenues. Our total revenues for the year ended October 31, 1998 were $1.1 million an increase of $1.1 million, or 11,000.% over the $10,000 in revenues for the year ended October 31, 1997. Our increase in revenue was due to the award of the ACWA Army contract. This Army contract represented 98% of revenues in the year ended October 31, 1998 compared to 0% of revenue in the year ended October 31, 1997.

     Gross Profit. Our gross profit was $643,000 for the year ended October 31, 1998 an increase of $633,000 or 6,300% from the year ended in October 31, 1997. Our gross margins on revenue were 59% for the year ended October 31, 1998 was our first year that we were not classified as a development stage company. Our gross margins were derived from the Army in 1998. In 1997 we had $10,000 in consulting fees.

     General and administrative expenses. Our general and administrative expenses for the year ended October 31, 1998 were $665,000, a decrease of $17,000, or 2%, from the year ended October 31, 1997. The decrease was due primarily to lower legal fees and automobile expense.

     Selling Expenses. Our selling expenses for the year ended October 31, 1998 were $451,000, an increase of $225,000, or 99%, from $226,000 for the year ended October 31, 1997. The increase is due to higher salary costs, higher travel costs, and higher printing and material costs.

     Interest expense. Our interest expense for the year ended October 31, 1998 and 1997 was $9,000.

     Interest income. Our interest income for the year ended October 31, 1998 was $24,000, a decrease of $6,000, or 20%, from $30,000 for the year ended October 31, 1997. The decline in interest income was attributable to a reduction in our cash balances for the funding of working capital, and design work.

     Income taxes. Income taxes for the year ended October 31, 1998 were $4,000 as compared with $550 in the similar period for 1997.

Liquidity and capital resources

     As of January 31, 2000, we had cash of $6,409,000 and working capital of $6,860,000. During the quarter ended January 31, 2000, our cash increased by $912,900. This was primarily due to the issuance of additional common stock, offset by purchases of fixed assets and cash utilized in operating activities of approximately $400,000.

     Our investing activities have consisted primarily of short-term high quality liquid investments, with a maturity with three months or less when purchased, which are considered cash equivalents. The primary investment are high quality commercial paper, U.S. treasury notes and Treasury-bills.

     We believe that cash generated from operations, our current cash balances, and other sources of capital, will be sufficient to satisfy our projected working capital and planned capital expenditures for at least 24 months.

                                    BUSINESS

     We are an environmental equipment technology company positioned and dedicated to the production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems which process all forms of hazardous and nonhazardous organic and inorganic waste and by-products and convert most into valuable commodity products. We have designed, and intend to sell our Plasma Waste Converter systems that achieve this mission at a relatively low cost, with operating performance that is far superior to the environmental standards of the United States Environmental Protection Agency, and other comparable international environmental regulatory agencies.

     We are committed to the commercial development and worldwide deployment of our Plasma Waste Converter Closed Loop Elemental Recycling equipment. We are in the business of manufacturing and selling our Plasma Waste Converter systems. We will not be in the business of processing wastes of any sort, nor will we be in the waste treatment, storage, disposal or transportation business.

     The PWC provides significant benefits over other forms of waste removal and disposal. The most common methods of treatment and disposal of hazardous and non-hazardous wastes and industrial by-products include incineration, land filling, deep-well injection, wet chemistry processes such as neutralization and bio-remediation, on-site containment (including industrial lagoons), and direct release to the environment. All of these methods have serious transportation, treatment, environmental or safety risks. In addition, most of these treatment and disposal methods themselves generate large volumes of problematic waste, which may require further treatment prior to final disposal. Some cannot process inorganic wastes. As a result, many of the methods are being met with increasing public resistance and more stringent regulations which will lead to an increased cost of compliance, and in some cases, outright prohibitions. The only reason many of these methods are allowed to continue is because of the lack of alternatives. They are harmful and dangerous, yet they are allowed to continue in operation. We intend to take full advantage of this problem and aggressively market its equipment as a proven, cost effective and environmentally safe alternative.

     Based upon the dangers and risks involved in current methods of waste disposal, our extensive waste industry experience concludes that the primary factors, which will create demand for our Plasma Waste Converters, include:

     o the need for customers to reduce the costs for hazardous and toxic waste disposal;
     o the need to comply with present and anticipated environmental regulations in a cost-effective manner;
     o the need to eliminate the personal and organizational liability associated with hazardous and toxic waste disposal, and;
     o the needs to economically process hazardous and non-hazardous wastes and industrial by-products while recovering commodity products for re-use or sale.

     In addition, compared to other treatment methods, the Plasma Waste Converter minimizes or eliminates the creation of residual waste, thereby significantly reducing the costs and risks associated with residual waste disposal. The demand for systems with a high degree of environmental performance will increase as a result of anticipated increasingly stringent environmental regulations in North America and abroad. The Plasma Waste Converter has demonstrated environmental standards of performance that will encourage and allow the promulgation of more stringent but achievable economically affordable standards for the public health and safety, both here and abroad, and it is expected that this will create a greater demand for our systems.

     The United Nations Development Program projects the global market to meet mandatory environmental standards to reach $500 billion a year in the year 2000.

     The expected exponential population growth in the United States will bring the number of people in the country to well over a half a billion people in sixty years. This means, among other things, the U.S. infrastructure will have to double, and that its ability to safely manage its waste problems will also have to double. The great challenge to the industrialized societies of the world is to be able to sustain economic growth in the face of exponential population growth without destroying quality of life. We believe our technology is soundly positioned to help meet the waste-related challenge of sustainable development. In addition to the environmental benefits of our system, another major attribute is that it recycles wastes to valuable energy products and other commodity products in an environmentally and economically meritorious way. We regard all wastes as valuable renewable resources.

     Hazardous waste, based upon data obtained from the United States Environmental Protection Agency ("EPA"), is produced at the rate of more than 200 million tons annually in the Untied States alone. All of it is classified as hazardous or toxic under the Resource Conservation Recovery Act ("RCRA") or the Toxic Substance Control Act ("TSCA"). The costs of the hazardous waste treatment and disposal methods continue to rise, but now range from about $900 to more than $2,000 per ton. These numbers do not include the additional processing, handling, packaging and management costs sustained by the hazardous waste generator within its facility prior to final disposal. There is no reason to expect that these costs will not continue to escalate. Our processing cost, including capital cost, labor and energy, is estimated to be about 8 - 12 cents per pound, or about $160 - $240 per ton for small-scale industrial systems, such as our five (5) ton and ten (10) ton per day systems. The cost per pound to the end user of the PWC will decrease as the scale of the system increases.

     It is estimated that other categories of industrial waste including RCRA "special wastes", industrial waste by-products, non-hazardous waste and municipal solid waste create a total non-hazardous and industrial waste market of approximately 13 billion tons annually. Materials classified as RCRA special wastes are generated primarily by the mining and oil and gas industries, manufacturing industries, cement kilns and coal-fired electric utilities. Special wastes, while not currently categorized as hazardous, are not generally environmentally benign and do pose a risk to the public health and safety. They are regulated separately under state law and these wastes are materials that can be safely and economically processed and remediated using the Startech system.


Our strategy

     Our long-term strategy is to achieve broad market acceptance of the Plasma Waste Converter as an advantageous process of relieving the waste remediation problems of the private sector and government. We are targeting the hazardous and toxic waste industry as our initial market. We anticipate we will initially manufacture on-site, factory packaged, transportable, and skid mounted Plasma

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


Waste Converters. We believe that once there is a broad installed base of our product in the above markets, waste generators in other market segments are likely to be attracted to the Plasma Waste Converter. Any one system will allow the customer to dispose of between four tons and fifty tons of waste per day. Multiple systems may be installed in a facility processing greater than fifty tons per day. A four hundred pound per hour industrial size Plasma Waste Converter has been installed and continues to process various waste streams at Aberdeen Proving Grounds in Aberdeen, Maryland.

     We do not intend to operate Plasma Waste Converters. We intend to manufacture our Plasma Waste Converters and sell or lease the Plasma Waste Converters to customers. Leasing will be used on a case-by-case basis. We do not intend to hold or finance leases. We entered into agreements with several customers for the sale of Plasma Waste Converters in the first fiscal quarter of 2000. We have a manufacturing agreement with Bauer Howden Inc., located in Bristol, Connecticut.

Primary Markets

     Our system, in the process of converting the molecules of hazardous wastes into valuable commodity products, destroys wastes totally and irreversibly. This "total and irreversible destruction" capability is extremely important and imperative in most hazardous waste applications.

     We have identified our primary initial target markets in two principal categories:

     o government facilities and agencies producing or in possession of hazardous and toxic wastes, and;
     o institutional and industrial facilities producing or in possession of hazardous and toxic wastes

     The initial government target markets include agencies and facilities (such as the Department of Defense, Department of Energy, Department of Agriculture, Department of Justice, National Institutes of Health, and the Treasury Department) in control of or producing hazardous products, some of which are of the sort that would be found in industry, along with hazardous materials such as explosives ("energetics"), chemical warfare weapons ("Agent"), radioactive wastes, diseased plants, animals and organisms, lethal viruses, confiscated drugs and other materials such as contaminated sludge and solid found at military facilities and military base closure sites.

     The initial industrial target markets include the chemical and petrochemical industries, metal processing and manufacturing industries; hazardous and non-hazardous waste process treatment facilities, hospital infectious and hazardous waste generators, pharmaceuticals, and applications involving mixed and contaminated post-consumer plastics. However, many more hazardous waste markets have been identified along with the municipal solid waste market noted below.

     The Plasma Waste Converter can be utilized to process and minimize the volume of Low Level Radioactive Waste, which can also be further contaminated by other hazardous waste components. Demonstrations on Low Level Radioactive Waste surrogate waste streams have shown volume reductions of approximately 300 to 1, thereby minimizing the volume of the Low Level Radioactive Waste solid material for decay-storage or for disposal. Present methods of volume reduction include compaction and incineration that produce overall volume reductions of about 8 to
1. Our system does not reduce the radioactivity of the Low Level Radioactive Waste nor does any other system, but we reduce the volume of that waste to such a degree that it is reasonable for some Low Level Radioactive Waste generators, such as utilities, labs and hospitals, to store the reduced Low Level Radioactive Waste material on-site for the required decay period (usually ten "half lives"). Our system can increase a site's storage capacity by factors of hundreds to one. A site using a Startech system that has only 2 years of Low Level Radioactive Waste storage capacity left will now have 200 or more years of storage capacity. Radioactive waste that is further contaminated, as is often the case, by other hazardous materials is referred to as "mixed wastes.

     Our system is also cost effective for processing many nonhazardous wastes such as Municipal Solid Waste, although this market is not expected to be the initial focus of the Company. Nevertheless, Americans generate billions of tons of nonhazardous solid waste each year. We have produced preliminary designs for Municipal Solid Waste facilities as large as 3,000 tons per day. Municipal solid waste is a major renewable resource and a good commodity producer well suited for the Startech elemental recycling process.

     The largest immediate market is for skid-mounted systems that range from 300 to 600 pounds per hour of throughput. These systems will be manufactured in production quantities that favor fast, reliable delivery commitments and the maximization of profits. The Plasma Waste Converter is a manufactured piece of durable capital goods. It is not a chemical processing plant.

     The configurations can be truck mounted. Much larger systems can be barge mounted. Two ton per day systems can be air lifted by C-130s for quick deployment in tropical, arctic and desert environments. For example, a two-ton per day system will process all of the wastes generated by a 1,000 person military base.



Plasma waste converter development and technology

     Our management team has been issued patents in and has been designing, manufacturing, and marketing engineered solid-waste capital equipment to the waste industry worldwide since 1969. That experience includes the development and marketing of capital equipment for hazardous, non-hazardous, and radioactive wastes, industrial by-products and recycled process. The Plasma Waste Converter is the culmination of the experience of the management team over the past 30 years in the waste equipment industry.

     Some of our management team have also been consultants, designers, and manufacturers of solid waste systems for the U.S. Navy from 1973 to 1993, and waste industry equipment consultants for special programs for Union Carbide, the New York City Department of Sanitation, Nippon IDC, New York Life, Metropolitan Life, AutoPak, the City of Mount Vernon and others. The capital equipment experience since 1969 includes:

Shredders                              Balers
Compactors and MSW transfer stations   Densifiers
Hoggers                                Granulators
Mechanical and electrohydraulic grabs  Hazardous waste incinerators
and grapples                           Plastic metal systems ("Panelite")
Rare metal recovery incinerators       Recycling polymer masticator
Hammer mills                           Live floor waste movers
Live wall waste storage systems        Compactor conveyors, linear and nonlinear
Auger conveyor compactors              Magnetic separators
Air conveyors for waste                Recycled-plastic turbulator scrubbers
Various waste material handling
 systems

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


     Because of our involvement over the years in product development and innovations in waste industry technologies, and because of management's knowledge of the waste industry in North America and abroad our interest in the application of plasma technology to the waste industry arose as a result of a technical article read by Mr. Longo in the 1970s which stated that two Atomic Energy Commission fusion scientists, Mr. Bernard Eastlund and Mr. William Gough speculated that plasma might be able to be used to blast waste back into its constituent atoms, and that the atoms could be reclaimed for total reuse. The scientists also speculated that the technology would not be commercially developed until the year 2000. Through the use of publicly available information and internal research and development conducted by Mr. Longo and Mr. Knap with various configurations and various waste streams, it was decided that the PWC was ready for commercial adaptation and scale.

     Plasma torches have been used in the metallurgical industry for many years, with the first plasma torches being employed in the nineteenth century. The Plasma Waste Converter is an electrically driven system that produces an intense field of radiant energy that causes the dissociation (breaking apart) of the molecular bonds of solid, liquid, and gaseous compounds or materials of both hazardous and non-hazardous wastes. This is often referred to as molecular dissociation.

     The molecules of the waste material (the matter) are separated into their elemental atomic components, and reformed into recoverable non-hazardous commodity products by the Startech system. The process is not a combustion or burning process, and the system should not be confused with an incinerator or a vitrification process. The dissociation process is caused by the intense energy field produced by the plasma gun (sometimes referred to as the torch or rod) operating within the Plasma Waste Converter chamber.

     Plasma is a gas (the gas can be ordinary air) that has been ionized (the alteration of the electrical charge of the gas) so that the gas becomes an effective electrical conductor. The plasma (electrified gas stream) is discharged within the chamber in a continuous arc of lightning-like energy that can produce temperatures up to the range of 40,000 degrees Fahrenheit, although the overall chamber temperature is much lower. When the waste materials (hazardous and nonhazardous) are confronted with the intensity of the energy within the Plasma Waste Converter chamber, the excitation of the molecular bonds is so great that the waste material's molecules dissociate (break apart) into their elemental atomic components.

     Our Plasma Waste Converter chamber operates at normal atmospheric pressure quietly and safely. Our Plasma Waste Converter is a manufactured capital-equipment system consisting of many process components currently used in the metallurgical and chemical industries.

     Solid wastes being fed to our system ordinarily do not have to be preconditioned or shredded. The wastes can be fed to the system in bulk form. They are automatically fed to the system through an air-locked infeed port, and the feeding is ordinarily on a continuous basis. Liquids, gases and sludges can also be fed or pumped directly into the chamber through a pipe port, and it is also able to feed-in liquids, gases and sludge along with bulk solids at the same time.

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


     The plasma converted synthesis gas recovered from our system after dissociation occurs is drawn out of the top of the chamber and put through a conventional gas-polishing unit. The silicates, inorganics and metals are removed at the lower side of the Plasma Waste Converter chamber through a trap.

     The plasma waste converter is a "closed-loop elemental recycling system" whose recovered products can be used or sold as commodities employed in various manufacturing processes. For example, it is expected that most of the Plasma Converted Gas will be used as a fuel gas and to a lesser degree, as a chemical feed stock; silicate materials recovered will be used in the ceramics, abrasives or the construction industries; the metallic components can be used or be readily available for sale with little or no additional processing.

     The economic justification for the use of our systems in hazardous waste applications does not depend on the revenues that may be derived from the use or sale of the recovered commodity products, although the sale and use of such products will improve the customer's specific economic justification for the acquisition of the system.

     In November of 1998 we completed the manufacture of our first industrial sized Plasma Waste Converter that was ultimately delivered to the US Army Base at Aberdeen Proving Ground, Maryland. The Plasma Waste Converter was put through a rigorous and diversified four-month test program. Our Plasma Waste Converter processed every material provided at a level far exceeding the current environmental standards and well within the guidelines promulgated by the Army Program testing the technology. The proprietary data received from the Program included the results from thousands of samples analyzed by various independently approved EPA certified laboratories. These results have provided us with an excellent marketing tool.

Sales strategy

     Our primary sales revenues will be produced by the combination of the equipment purchase price supplemented by ongoing usage, or tolling fees. The tolling fees will be based on the hourly metered runtime, the data for which will be automatically reported back to us for billing purposes by an onboard computer through phone lines. Depending on the customer's application, tolling fees may range between two and five cents per pound, and be compiled by electrical meter power-on time. It is expected that there will be minimum monthly tolling fees embodied in sales agreement after the first few systems are operating in commercial applications.

     The two principal target markets that will be penetrated by us will be (1) government facilities, and (2) industrial facilities. Sales to government facilities and agencies will be primarily conducted by our executives. Sales to industrial and non-governmental customers will be managed by us and conducted by commissioned representatives working in close collaboration with us. The strategic use of specialized commissioned representatives in the sale of waste industry capital equipment is a marketing activity with which we have long and successful experience. The use of representatives will allow us to penetrate the industrial markets with the greatest speed, breadth, and depth of coverage. The use of commissioned representatives in the formative years of our anticipated growth is financially beneficial in keeping the cost of producing sales as a variable expense rather than a fixed expense, and on balance, favoring the preservation of cash in these early years. We will conduct sales through representatives to customers, with the price set by us with assistance of the representative.

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


     National and international sales are also anticipated from strategic alliance partners and distributors. We have appointed distributors who will operate in an "area" of prime responsibility. An "area" may be a geographic area or a market segment. The distributor will buy our system and add its markup to produce the price to the customer. Distributors will be used in parts of the world inconvenient for our direct sales. A distributor will be required to be relatively self-sufficient and will have the obligation to acquire an industrial-sized demonstration system to support its sales activities. The distributor will also be responsible for installation and service. In some cases, where we have agreed to exclusivity, the distributor will be required to produce a minimum annual sales dollar volume in order to maintain the distributorship. In addition, the distributor will be required to sign a non-disclosure agreement and a non-compete agreement. Distributors have the obligation to have a facility in which to conduct Plasma Waste Converter demonstrations for potential customers.

     We believe that the market for our systems overseas is larger than the United States market, and in many respects has economic and environmental imperatives for the purchase of our systems in newly industrializing countries that are even more compelling than those in the United States. According to the World Bank each year the world's population increases by thirty-three million people. This population growth will further increase the need for our systems.

     Our systems are designed in configurations that make their ability to be factory-made and shipped to overseas markets reasonable and desirable. We will continue to hire commissioned sales representatives overseas as well as for the U.S. market. Our management has many years of international marketing experience, including licensing, in manufactured capital equipment, and anticipates the likelihood of a limited number of license agreements and/or joint venture partnerships for certain areas of the world, where market penetration can be best maximized by a licensee and/or joint venture partners, as compared to exporting to that area.

     We do not intend to seek participation with customers in the offsets or revenues that may be generated from the commodity products produced by the system, Those financial benefits will be enjoyed by the customer as an additional financial incentive to acquire our systems. We will receive the initial revenue from the purchase of the system plus the ongoing tolling fees from the processing of the materials, based on metered (electrical usage) operating time.



Competition

     The market for our Plasma Waste Converter system is based on its cost-effective waste minimization, pollution prevention, and its recycling and recovery of valuable commodity products from the hazardous, nonhazardous and noxious wastes being generated in the industrialized and transitional countries of the world.

     There are other technologies in various stages of development that claim to achieve some, but not all, of the objectives achieved by our system. There are also other plasma technologies being developed and marketed. Many of these technologies are limited to narrow and specific waste feed-streams, and are vulnerable to aberrant and mischievous waste components that must be expected in any waste-feed stream. Many of these technologies have yet to demonstrate capabilities beyond small laboratory or bench scale devices. Many produce undesirable and hazardous by-products. Many have only uncertain, preliminary estimates on the cost of the commercial production process and on commercial scale-up difficulties. However, any of these technologies may be competitors in the waste industry market

     We believe the following technologies to be the potential competition category: Bio-remediation; Bio-oxidation; Super Critical Water Oxidation; Wet Air Oxidation and Neutralization (chemical hydrolysis). Most cannot process inorganic wastes. Our Plasma Waste Converter processes both organic and inorganic wastes. Among the field of new technologies is another technology that has recently received wide interest called a "molten metal" process. While the molten metal process claims to accomplish many of the commercial objectives of our system, we believe that the molten metal process is much more expensive and complicated than our system, and is much more limited as to the wastes and the waste forms it claims to be able to process safely and economically. The following Companies are our direct competitors:

     o    AEA Technology Ltd
     o    Teledyne-Commodore Corporation
     o    General Atomics Corporation
     o    Aerosptiale Ltd.
     o    Retech Incorporated
     o    Resorption Canada Limited
     o    Plasma Environmental Technologies
     o    Plasma Environmental Applied Technologies

     Many of the companies with which we may compete may have substantially greater financial, marketing and human resources than us. We may also have to compete with these organizations in recruiting scientific personnel. There can be no assurances that we can compete successfully, in the future, in this industry.

     In addition to the above, we believe that other factors may be considered as competition. These factors are summarized as follows:

     Landfill dumping - the least expensive, in the short term, and one of the most environmentally dangerous of all waste disposal methods.

     Incineration - even though the permitting of new incinerator installations is being dramatically reduced, and the technology has fallen into great disfavor both here and abroad, this rather primitive method of disposal is still the choice of many, notwithstanding the fact that emissions and products of incomplete combustion are regarded as pollutants, and that the large quantities of toxic bottom ash and fly ash produced by incineration are eventually deposited into landfills in the community.

Strategic Alliances

     Below are listed the strategic alliances we have entered to help further develop our market scope and penetration. Pursuant to separate agreements entered into with each strategic partner, we have both agreed to mutually seek opportunities that may utilize our proprietary process and the particular expertise and know-how of the other company in its field. In general, each of the agreements provide for the negotiation, on a non-exclusive basis, for the formation of mutually agreeable business arrangements concerning the commercialization of our process, and the termination by either company upon written notice, except for survival of confidentiality, and intellectual property provisions. Each of us and the other companies have conducted due diligence with respect to each other's technology in accordance with the confidentiality provisions of the agreements. Each brings special well-proven skills and capabilities to us, and is important to the future success.

Skidmore Owings & Merrill, LLP

     Skidmore Owings & Merrill is a privately held partnership that offers architecture and engineering services. The firm has offices located in Chicago, New York, San Francisco, Los Angeles, Washington D.C., and Skidmore Owings affiliates maintain offices in Hong Kong, London and Sao Paolo. We have signed a strategic alliance agreement that provides for Skidmore Owings & Merrill's participation with the design and construction of Plasma Waste Converter Resource Recovery Centers.

UXB International, Inc.

     UXB International, Inc., is a private company, located in Ashburn, Virginia. UXB is one of the largest internationally recognized explosive ordnance disposal companies in the world. Unexploded Ordnance and Explosive Ordnance refers to munitions and weapons such as landmines, rockets, bomblets, mortars, propellants and Chemical Warfare Materiel found on military bases, firing and bombing ranges, and former war zones scattered throughout the world.

Energy Research Corporation

     ERC is a public company preeminent in the field of the development, manufacturing and the marketing of Molten Carbonate Fuel Cells. Fuel Cells are battery like systems that convert hydrogen gas directly into DC electricity. The Plasma Converted Gas produced by our system can be used directly in ERC's fuel cells. ERC and we will cooperate in the technical development and sales of systems that convert wastes into fuel cell gas to produce electricity.

Ontario Hydro Ltd.

     Ontario Hydro, a Canadian corporation, is one of the largest electric utilities in the world. Ontario Hydro Technologies, a business unit of Ontario Hydro, is a scientific and technical research and development laboratory employing approximately 350 scientists, engineers and technicians located in Toronto, Ontario which assists us in new product development and in special customer opportunities for thermo-chemical and nuclear waste applications.

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


Ensign-Bickford Company

     Ensign-Bickford, founded in 1836, is a preeminent explosives manufacturing, engineering and services company with extensive experience and expertise in the field of advanced explosives, detonation and ordnance science and technologies for both private and government sector markets. We and Ensign-Bickford are working together to obtain contracts to sell equipment, products and services of both companies to process and destroy various forms of chemical weapons, demilitarization wastes and unexploded ordnance worldwide. We have also been working together on non-incineration systems for the destruction of the U.S. Chemical Weapons Stockpile.

Chase Environmental Corporation

     Chase Environmental is a private company headquartered in Louisville, Kentucky comprised of engineers and scientists with extensive expertise in operating, siting, and permitting radioactive waste processing facilities. Chase will assist us in the production of sales of the Company's systems to customers generating radioactive wastes.

Bauer Howden Inc.

     Bauer Howden is manufacturing systems in the U.S. in a modern, fully integrated, 90,000 square foot manufacturing and engineering facility in Bristol, Connecticut. This facility is also fully qualified as a production facility in manufacturing compliance with the military and government specifications of the U.S. and many nations of the world. Bauer-Howden has a team of its own technical service people strategically located in various market areas outside of the U.S. and these service people will assist in the installation.

Calumet Coach Company

     Calumet Coach of Calumet City, Illinois is a privately held Company that has been building mobile units in both semi-trailer, and self-propelled configurations for the past fifty years serving special health care, military and industrial applications throughout the world. Our agreement provides for the incorporation of the Plasma Waste Converter into various semi-trailer and self-propelled mobile configurations. These systems will process hazardous wastes that reside in remote locations.




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


Intellectual property

     To date, we have not applied for and have not been issued any patents surrounding our proprietary plasma technology. We intend to file applications for United States patents with respect to equipment invention disclosures and process invention disclosures and may in the future file foreign patent applications. Our success depends, in part, on our ability to obtain patents, maintain trade secrecy, and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct its business, that any of our pending patent applications will be approved, that we will develop additional proprietary technology which is patentable or that any patents issued to us will provide competitive advantages or will not be challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of our technologies or design around processes and devices developed by us. We are currently the licensee of 2 existing U.S. patents: U.S. Patent 5516742, issued May 14, 1996 and U.S. Patent 5710087, issued January 20, 1998. It is possible we may need to acquire licenses for, or to contest the validity of, issued or pending patents of third parties relating to our technology. There can be no assurance that any license under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourself in suits brought against us or in bringing suits against other parties. We will also protect our trade secrets and proprietary know-how and technology by non-disclosure agreement and non-compete agreements with its collaborators, employees and consultants. However, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, and that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.


Government regulation

     We and our customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, as amended and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or its customers to obtain permits or approvals to utilize the Plasma Waste Converter and related equipment on certain job sites. In addition, if we begin to market the Plasma Waste Converter internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Waste Converter and its by-products do not prove to be environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, our prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that we will meet all of the applicable regulatory requirements.

Environmental matters

     Our operations, as well as the use of specialized technical equipment by our customers, are subject to numerous federal, state and local regulations relating to the storage, handling and transportation of certain regulated materials. Although our role is generally limited to the sale or leasing of its specialized technical equipment for use by our customers, there is always the risk of the mishandling of such materials or technological or equipment failures, which could result in significant claims against us. Any such claims against us could materially adversely affect our business, financial condition and results of operations.

Manufacturing operations

     Our products and systems are presently being manufactured pursuant to a manufacturing agreement with Bauer Howden based on our engineering drawings, specifications and production methods. Bauer Howden is an experienced manufacturing company and also a strategic alliance partner. Bauer Howden is manufacturing our systems in the United States in a modern, fully integrated, 90,000 square foot manufacturing and engineering facility in Bristol, Connecticut. This facility is also fully qualified as a production facility in manufacturing, in compliance with the military and government specifications of the United States and many nations of the world. Bauer Howden has a team of technical service people strategically located in various market areas outside of the United States, and these service people will assist in the installation, maintenance and training that may be required by our customers.

Research and development

     While the principal research and development to produce commercial Plasma Waste Converters has been completed, we will continue to perform research and development activities with respect to product improvement and new product development, utilizing internal technical staff as well as independent consultants. Such activities have to date been entirely company-sponsored.

     We intend to expand our research and development efforts. In addition to conducting ongoing tests, demonstrations and enhancements of the Plasma Waste Converter, our efforts are expected to focus on the development of patentable proprietary inventions in the field of high temperature thermochemistry.

Employees

As of April 10, 2000, we had 12 full-time employees, including six with engineering degrees. In addition, we have hiring commitments from two additional employees who are scheduled to start in late April 2000. From time to time, we hire contract engineers for particular projects and for a limited time. We believe that we have been successful in attracting experienced and capable personnel. All of our employees have entered into agreements requiring them not to disclose any proprietary information, assigning all rights to inventions made during their employment, and prohibiting them from competing with us. Our employees are not represented by any labor union, and we believe that our relations with our employees are satisfactory.

Properties

Our offices are located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525 where we lease 5,800 square feet of office space from CD Station, LLC as landlord. The lease provides for monthly payments of $ 14,017, increasing annually to December 2004, when the lease expires. There is an option for us to extend the lease for a five (5) year term with the Landlord having the right to cancel the lease after two (2) years of the extended term if the buildings main tenant, The Common Fund, requires the additional space for their corporate offices.

Legal proceedings

     We and certain officers, both in their capacity as officers and personally, are defendants in litigation brought in Bridgeport, Connecticut, USA Federal Court, in February 1998 by John Easton of Canada. The complaint demands payment of 475,000 shares of our common stock, for commissions and/or fees for services rendered to us to acquire the funds needed to consummate the reverse acquisition, that occurred on November 17, 1995, of Startech Corporation by Kapalua Acquisitions, Incorporated (since renamed to Startech Environmental Corporation). The proceedings are in their discovery stage. We have, and will continue to, vigorously contest the matter. In addition to our own defense, we will file a counter claim at the appropriate stage against Mr. Easton for his

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


actions and those of his agents at or around the time of the reverse acquisition. Shortly after the above action was filed, an additional action was commenced against us by Mr. Easton's two sons, Dexter Easton and Spencer Easton, for our refusal to lift a restrictive legend on stock issued to his two sons for alleged services rendered at the time of the reverse acquisition. The two actions were joined as they arise from the same fact pattern and transaction. It is impossible to predict the outcome of either case at this stage, however an adverse ruling against us requiring a significant monetary payment to the Plaintiff would severely restrict our ability to implement its business strategy and would consume a large percentage of our cash reserves. A settlement conference is scheduled for May 26, 2000

     On December 19, 1997 we brought suit in Federal Court, District of Connecticut, seeking a preliminary injunction to enforce a Non-disclosure and Non-compete provisions with respect to four Distributorship Agreements executed by David Ivey in his personal capacity and in his capacity as a corporate officer for these four companies. We believe that Mr. Ivey had plans to use the information provided to him in his capacity as a Distributor to gain knowledge of our confidential information. After being sued by us, Mr. Ivey has now filed a counterclaim claiming that we misrepresented certain material facts surrounding our technology and our ability to produce our product. This lawsuit is no longer pending against the Company as the Federal District Court entered a Stipulation of Judgment of Dismissal with Prejudice in this suit on March 15, 2000. The Stipulation was entered into without costs to either party.










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                                   MANAGEMENT

     The names and ages of the Directors and Executive Officers of Startech and their positions are as follows:

Name                           Age           Position
----                           ---           --------

Joseph F. Longo                67            Chairman, CEO, President, Chief
                                             Financial Officer, and Director

Joseph S. Klimek               63            Executive Vice President Chief
                                             Operating  Officer

Kevin M. Black                 37            Senior Vice President, General
                                             Counsel Secretary, and Director

Robert L. DeRochie             35            Vice President, Investor Relations

Peter J Scanlon                51            Vice President and Director of
                                             Finance and Administrative Services

John R. Celentano              52            Director



Joseph F. Longo

     Prior to founding Startech Corporation, a predecessor of the Company, in 1994, Mr. Longo was founder and Chief Operating Officer of the International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990. Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969. He has been awarded many waste industry equipment patents, all of which have been successfully commercialized. He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience. Mr. Longo has been our Chairman, President and a Director since November 1995.

Joseph S. Klimek

     Prior to joining us in December 1998, Mr. Klimek was a Program Director and Vice President for Burns and Roe Services Company where he was also a member of its Board of Directors. At Burns and Roe, he was responsible for its Telecommunications programs, and its Defense and Aerospace Program. Prior to joining Burns and Roe, Mr. Klimek was the Director of Business Operations for the Grumman Aerospace Company where he led many major programs that include the Apollo Space Mission Module, the Space Shuttle, the F-14, A6 and other combat aircraft. In addition, under his leadership, his division secured the contract and was responsible for Launch Operations of the NASA Kennedy Space Center.

Mr. Klimek is an internationally recognized expert in the safe destruction of lethal chemical weapons and other dangerous materials. He has presented technical papers to the National Research Council, the Russian Academy of Sciences, the Military Institute of Chemistry and Radiometry, the Air Force Institute of Technology and Management and to other academic and environmental organizations.

Kevin M. Black

     Mr. Black has been Secretary and a member of our Board of Directors since November 1995. In October 1999 he joined us on a full time basis as Senior Vice-President and General Counsel. From October 1994 to October 1999 Mr. Black was an Assistant States Attorney with the State of Connecticut, Division of Criminal Justice. From January 1993 to October 1994, Mr. Black was associated with the law firm of Reid, Corsello and Cafero, Norwalk, Connecticut, in the general practice of corporate and criminal law. From January 1991 to October 1992, Mr. Black was associated with the law firm Feinstein & Hermann, P.C. Norwalk, Connecticut. Prior to 1991, Mr. Black was an insurance industry executive with the Heffner Insurance Agency, Inc.

Robert L. DeRochie

     Mr. DeRochie was appointed to his present position as Vice President of Investor Relations in June of 1999. Prior to joining us, Mr. DeRochie was Vice President of Queensway Investment Counsel, a Canadian company, from March 1997 through February 1999. At Queensway, he was responsible for managing the investment portfolios of 14 U.S. financial companies. Prior to Queensway, from June 1987 through December 1996, Mr. DeRochie was an officer at National Reinsurance Corporation, where he was responsible for portfolio management as well as communications with analysts and institutional traders.

Peter J. Scanlon

     Mr. Scanlon joined us as Controller in December 1998 and was appointed to his present position in September 1999. Prior to joining us, Mr. Scanlon was Director of Financial Services for Vivax Medical Corporation, a publicly traded manufacturing company located in Bristol, Connecticut, from November 1996 to December 1998. Prior to Vivax, Mr. Scanlon's extensive corporate financial and systems background includes 18 years with the IBM Corporation in the accounting, finance and financial systems areas. As Manager of International Finance Systems Development, Mr. Scanlon was successful in the development and installation of the reporting system being used by IBM's six largest international subsidiaries. While on a three-year assignment in London, England, he also developed and implemented financial procedures and controls for IBM's European manufacturing headquarters in Brentford, England.

John R. Celentano

     Mr. Celentano was elected a Director of our Company on February 25, 2000. Mr. Celentano has been involved with us as a paid consultant and a commissioned representative of our products since 1996. He is currently the President of Global Ventures Group, Inc., a position he has held since 1990. Global is a consulting company that provides client companies with services that include international market development, intellectual property licensing, alliances and partnering, and mergers and acquisitions. Prior to forming Global Ventures Group, Inc., Mr. Celentano was Vice President - International at United Media in New York City where he directed the company's business growth in more than 50 countries. During his nine years at United Media, Mr. Celentano established a worldwide network of sales agents covering Europe, Latin America, and Asia, and set up regional sales offices in the European Union and the Pacific Rim. Before United Media, he was an international marketing executive at Fisher-Price Toys, Aerospatiale, and Mack Trucks.

     Mr. Celentano is a graduate of Monmouth College, Illinois, and holds a M.B.A. from Lehigh University, Bethlehem, PA. He serves on the Advisory Board of the Business Development Center at the University of Connecticut's Graduate School of Business, and is a member of the Licensing Executives Society.

     All Directors are elected for a period of one year at the Company's Annual Meeting of Shareholders and serve until their successor is duly elected and qualified. Officers are appointed and serve at the pleasure of the Board of Directors.

     The entire Board of Directors acts on compensation matters concerning salaries and incentive compensation for our executive officers and administers our employee stock option plans. In addition to the foregoing, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern.

     Directors, who are currently officers and employees of the Company, receive no additional compensation for acting as a director. Outside Directors will receive compensation of $10,000 per year and the reimbursement for out-of-pocket expenses.

Executive compensation

Summary compensation table

     The following table sets forth information concerning the compensation of our Chief Executive Officer and those other executive officers whose total salary, bonus and other compensation earned for fiscal years ending October 31, 1997, 1998 or 1999 exceeded $100,000:

                                                                         Long Term
                                  Annual Compensation               Compensation Awards
                                  -------------------               -------------------

                                                                        # Shares
Name and             Fiscal                          Other Annual       Underlying   All
Principal Position   Year     Salary     Bonus       Compensation (1)   Options      other
------------------   ----     ------     -----       ----------------   -------      -----

Joseph F.  Longo,    1999    $151,170     --              3,353            --         --
Chairman, CEO        1998    $100,000     --              1,770            --         --
                     1997    $105,564     --               --              --         --

Joseph S. Klimek,    1999    $127,606     --               --              --         --
Chief Operating
Officer


(1) Mr. Longo has full time use of an automobile, which is paid for by Startech.

Employment Agreements. There are no employment agreements between the Company and any officers or directors.

Employee Benefit Plans

1995 Stock Option Plan

     We adopted a Stock Option Plan (the 1995 "Plan") in November 1995 under which a total of 2,000,000 shares are currently reserved for issuance to employees (including officers and directors who are employees) and other persons associated with us whose services have benefited us. Options granted pursuant to the plan are non-qualified stock options. The Plan is administered by the compensation committee of the board of directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the exercise date and price. The board determines the term of each option granted under the Plan, but in no event may such term exceed ten years. As of January 31, 2000, options to purchase an aggregate of 1,639,411 shares were issued at a weighted average exercise price of $3.61 per share and 360,589 shares remained available for future option grants under the Plan.


2000 Stock Option Plan

     Our 2000 Stock Option Plan was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The 2000 plan authorizes the issuance of up to 1,000,000 shares of our common stock. No options have been granted to date.

     The 2000 plan provides for the grant of incentive stock options intended to qualify under section 422 of the Internal Revenue Code and nonstatutory stock options. Our officers, directors, employees and consultants, and certain employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 plan.

     Optionees receive the rights to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Generally, no portion of an incentive stock option may vest within twelve months of the grant. We may grant options at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Fair market value for purposes of the 2000 plan is the closing market price of our common stock as reported on the OTC Bulletin Board on the relevant date.

     Our compensation committee administers the 2000 plan. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Our compensation committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which such options become exercisable and terminate, subject to certain provisions of the 2000 plan. Incentive stock options must terminate within ten years of the grant. Nonstatutory options must terminate within fifteen years of the date of grant. The compensation committee has right to alter the terms of any option when granted or while outstanding pursuant to the terms of the 2000 plan except the option price.

     All options automatically become excisable in full in the event of a change in control (as defined in the 2000 plan), death or disability of the optionee or as decided by the compensation committee. Upon retirement options held at least one year become exercisable in full. If an optionee's employment with us is terminated for any reason, except death, disability or retirement, the optionee has three months in which to exercise an option (but only to the extent exercisable immediately after termination) unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

Elimination of monetary liability for directors and officers

     Our Articles of Incorporation contains certain provisions permitted under the General Corporation Laws of Colorado relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of the law. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. There are also agreements indemnifying the officers of the Company to the same extent that the directors are indemnified by the Articles of Incorporation

Indemnification of officers and directors

     Our Articles of Incorporation contains provisions to indemnify the directors to the fullest extent permitted by the General Corporation Law of Colorado. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors. There are also agreements indemnifying the officers of the Company to the same extent that the directors are indemnified by the Articles of Incorporation

Compensation committee interlocks and insider participation

     The Board of Directors acted as the Compensation Committee for fiscal 1999. Except with respect to their compensation arrangements, Mr. Longo, Chairman and President of the Company and Mr. Klimek, Executive Vice President and Chief Operating Officer participated in executive compensation deliberations and recommendations of the Board of Directors. During the fiscal year ended October 31, 1999, no executive officer served on the board of directors or compensation committee of another company that had an executive officer serving on our Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. John R. Celentano, who became a director of the Company on February 25, 2000, performed various paid consulting projects for the Company for the fiscal year ended October 31, 1999 and continues his involvement as a commissioned representative for the Company's products. His total compensation for such services in fiscal 1999 was $52,322.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 10, 2000 by (i) each Shareholder who owns beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                      No. of     Percent of
Name and Address of Beneficial Owner                  Shares       Total
------------------------------------                  ------       -----

Joseph F. Longo (1) **                               1,879,898     22.95%

Leonard V. Knap                                      1,878,898     22.95%
140 West 3rd Street
Hamilton, Ontario L9C-3K7
Canada

Kevin M. Black**(1)                                     41,404       *
Joseph S. Klimek (1)                                     3,000       *
Peter J. Scanlon(1) (4)                                  2,000       *
Robert L. DeRochie (1) (3)                              42,575       *
Paradigm Group LLC (2)                                 720,620      8.80%
3000 Dundee Road, Suite 105
Northbrook, IL 60062
All Officers and Directors as a Group (6 persons)    3,847,775     46.97%


** Less than one (1%) percent

(1) Unless otherwise noted the addresses all of persons listed above are in care of the Company at 15 Old Danbury Road, Suite 203, Wilton, Connecticut, 06897-2525.

(2) Based upon a calculation of 8,665,367 shares outstanding as of April 10, 2000. In addition to the 7,558,278 common shares actually outstanding, this number treats as outstanding common shares that would be issued if Paradigm presently converted all of its 719,745 shares of preferred stock into common shares, at the applicable conversion ratio on April 10, 2000. 178,643 warrants held by Paradigm which are currently exercisable. Presently convertible preferred shares and presently exercisable options and warrants are those convertible or exercisable within 60 days of the date of this prospectus held by beneficial owners that are included in the first column.

(3) Includes 41,155 shares held directly and 1,420 shares held in name of his children, as to which he disclaims beneficial ownership.

(4) Includes 1,000 held directly and 1,000 shares held in name of his spouse, as to which he disclaims beneficial ownership.

                            SELLING SECURITY HOLDERS

     An aggregate of up to 1,107,089 shares of our common stock may be offered by warrant holders, by holders of convertible preferred stock who upon exercise their warrants or conversion of their convertible preferred stock will be entitled to receive 396,464 shares and 710,625 shares respectively of the common stock offered in this prospectus. Another 143,878 shares of our common stock is being offered hereby by persons who have converted their shares of convertible preferred stock into shares of our common stock. All of these securities were acquired by the holders thereof in a private placement completed in October 1999, and which granted registration rights with respect to 50% of the convertible preferred stock and the common stock issuable upon conversion of the convertible preferred stock and the warrants issued to the purchasers of the convertible preferred stock as well as those issued as compensation to brokers who participated in the private placement. None of the Selling Security Holders has, or has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted. The following tables reflect such persons or entities ownership of convertible preferred stock, warrants to purchase common stock and common stock previously issued upon conversion of convertible preferred stock.

                                                   Convertible Preferred Stock
                                                   ---------------------------
                                                                                        Shares Beneficially
                                                                                        Owned After the Offering
                                    Shares Beneficially        Maximum                  ------------------------
Name of Beneficial Owner            Owned Before the Offering  No. of Shares to be sold          Number            Percentage(4)
------------------------            -------------------------  ------------------------          ------            -------------
                                      Number(1)  Percentage    Preferred    Common(2)    Preferred    Common(3)  Preferred   Common
                                      ---------  ----------    ---------    ---------    ---------    ---------  ---------   ------
Joseph A. McGee                          1000       *              500         1250          500         1250       *           *
Sam & Mary Papa                          1000       *              500         1250          500         1250       *           *
Fred Cohen                               1250       *              625         1563          625         1563       *           *
Walter & Mary Goss                       1250       *              625         1563          625         1563       *           *
Pat Ciampi                               1250       *              625         1563          625         1563       *           *
Sebastin J & Marie D. Filippone          1500       *              750         1875          750         1875       *           *
Roy Toppel & Marianne Toppel             1500       *              750         1875          750         1875       *           *
Peter Reilly                             1502       *              751         1876          750         1876       *           *
Joseph  R Rindler Jr                     2500       *             1250         3125         1250         3125       *           *
Russell E. Wagner                        2500       *             1250         3125         1250         3125       *           *
Thomas Canning & Mary Canning            2500       *             1250         3125         1250         3125       *           *
Alfred G Faller                          2500       *             1250         3125         1250         3125       *           *
James Wingard                            2500       *             1250         3125         1250         3125       *           *
Pierre A Rochat & Valerie T. Rochat      2500       *             1250         3125         1250         3125       *           *
David Downs                              2500       *             1250         3125         1250         3125       *           *
Jeanne Johnston                          2500       *             1250         3125         1250         3125       *           *
Meta C. Mergott Foundation               2500       *             1250         3125         1250         3125       *           *
Noel & Catherine Groeschel               2500       *             1250         3125         1250         3125       *           *
Stephen & Kathy Schwab                   2500       *             1250         3125         1250         3125       *           *
William Van Syckle                       2500       *             1250         3125         1250         3125       *           *
Robert & Jeannette Salerno               3000       *             1500         3750         1500         3750       *           *
Steve  J. Lamb                           3000       *             1500         3750         1500         3750       *           *
Richard Dunham                           3500       *             1750         4375         1750         4375       *           *
In-x-Excess                              3500       *             1750         4375         1750         4375       *           *
Robert & Susan Egan                      5000       *             2500         6250         2500         6250       *           *
Charles F. Lubeck                        5000       *             2500         6250         2500         6250       *           *
Jeanne Turner                            5000       *             2500         6250         2500         6250       *           *
Norman & Geraldine Jaffe                 5000       *             2500         6250         2500         6250       *           *
Ann Ritson                               7500        1.0%         3750         9375         3750         9375       *           *
Rosetta & Rosario Celentano            10,000        1.4%         5000        12500         5000        12500       *           *
John & Jennifer Hamlet                 10,000        1.4%         5000        12500         5000        12500       *           *
Scott Edwards & Kara Edwards           20,000        2.9%        10000        25000        10000        25000        1.5%       *
Circle Group Internet, INC             50,000        7.1%        25000        62500        25000        62500        3.6%       *
Larry Lacerte                         100,000       14.3%        50000       125000        50000       125000        7.2%       1.4%
Paradigm Group LLC                    297,748       42.7%       148874       372185       148874       372185       21.4%       4.3%

----------
*    Represent less than one percent.
(1)  Represents number of shares purchased in private placement
(2) Represents number of shares of common stock issuable upon conversion of preferred stock at $4.00 per share.
(3) Does not include any shares of common stock acquired other than by conversion of the preferred stock which in any case is less that 1%
(4) Based upon a calculation of 8,501,142 shares outstanding as of April 10, 2000. In addition to the 7,558,278 common shares actually outstanding, this number treats as outstanding common shares that would be issued if 50 percent of preferred stock was converted into common shares, at the applicable conversion ratio on April 10, 2000.

                                                         Warrants
                                                         --------
                                                                                                   Warrants/Shares Beneficially
                                                                                       Maximum       Owned After the Offering
                                                          Warrants Beneficially    No. of Warrants/  ------------------------
Name of Beneficial Owner                                Owned Before the Offering  Shares to be sold  Number     Percentage
------------------------                                -------------------------  -----------------  ------     ----------
                                                          Number(1)  Percentage   Warrants/Common(2)  Warrants     Common
                                                          ---------  ----------   ------------------  --------     ------
Joseph A. McGee                                              500        *              500             0             0
Sam & Mary Papa                                              500        *              500             0             0
Fred Cohen                                                   625        *              625             0             0
Walter & Mary Goss                                           625        *              625             0             0
Pat Ciampi                                                   625        *              625             0             0
Sebastin J & Marie D. Filippone                              750        *              750             0             0
Roy Toppel & Marianne Toppel                                 750        *              750             0             0
Peter Reilly                                                 751        *              751             0             0
Joseph  R Rindler Jr                                        1250        *             1250             0             0
Russell E. Wagner                                           1250        *             1250             0             0
Thomas Canning & Mary Canning                               1250        *             1250             0             0
Alfred G Faller                                             1250        *             1250             0             0
James Wingard                                               1250        *             1250             0             0
Pierre A Rochat & Valerie T. Rochat                         1250        *             1250             0             0
David Downs                                                 1250        *             1250             0             0
Jeanne Johnston                                             1250        *             1250             0             0
Meta C. Mergott Foundation                                  1250        *             1250             0             0
Noel & Catherine Groeschel                                  1250        *             1250             0             0
Stephen & Kathy Schwab                                      1250        *             1250             0             0
William Van Syckle                                          1250        *             1250             0             0
Robert & Jeannette Salerno                                  1500        *             1500             0             0
Steve  J. Lamb                                              1500        *             1500             0             0
Richard Dunham                                              1750        *             1750             0             0
In-x-Excess                                                 1750        *             1750             0             0
Robert & Susan Egan                                         2500        *             2500             0             0
Charles F. Lubeck                                           2500        *             2500             0             0
Jeanne Turner                                               2500        *             2500             0             0
Norman & Geraldine Jaffe                                    2500        *             2500             0             0
Ann Ritson                                                  3750        *             3750             0             0
Rosetta & Rosario Celentano                                 5000         1.2%         5000             0             0
John & Jennifer Hamlet                                      5000         1.2%         5000             0             0
Scott Edwards & Kara Edwards                              10,000         2.5%        10000             0             0
Circle Group Internet, INC                                25,000         6.3%        25000             0             0
Larry Lacerte                                             50,000        12.6%        50000             0             0
Paradigm Group LLC                                        148874        37.5%       148874             0             0
A Richard Cierpik                                           1250        *             1250             0             0
Alan Parks                                                  1250        *             1250             0             0
Ann Ritson                                                  8000         2.0%         8000             0             0
Charles Schwab FBO F. J. Arkfeld/                          21740         5.5%        21740             0             0
Charles Schwab FBO F. J. Arkfeld/                           3750        *             3750             0             0
David L. Addazio & Greg Bergholtz                           1250        *             1250             0             0
Francis J. & Theresa M. Arkfeld                             2500        *             2500             0             0
Francis J. Arkfeld Trust                                    2500        *             2500             0             0
Fred & Mary Beth Marinelli                                  1250        *             1250             0             0
Greater Syracuse Moving & Storage                           2500        *             2500             0             0
Jennifer & Paul Amrose                                       900        *              900             0             0
Josall Syracuse Inc.                                        2500        *             2500             0             0
Judith Landa                                                1250        *             1250             0             0
Mark Schmitz                                                1250        *             1250             0             0
Odisseas Lex Mirianthepoulos                                1650        *             1650             0             0
Pru Sec John P. Cavanaugh IRA                                500        *              500             0             0
Pru Sec Ray Holtman IRA                                     1000        *             1000             0             0
S.S.M. INC                                                   750        *              750             0             0
Salvator Vigiotti Mary Ellen Vigiotti                        750        *              750             0             0
Scott Fleming                                               5000         1.3%         5000             0             0
Stephen Firmender                                           1250        *             1250             0             0
Steven Franklin                                             1250        *             1250             0             0
Theresa M. Arkfeld Trust                                     200        *              200             0             0
Broker Warrants                                           47,975        12.1        47,975             0             0

----------

*    Represent less than one percent
(1)  Represents number of warrants acquired in private placement
(2) Represents number of shares of common stock issuable upon exercise of warrants at $15.00 per share.

(3) Does not include any shares of common stock acquired other than through exercise of the warrants, which in each case is less that 1%
(4) Based upon a calculation of 8,501,142 shares outstanding as of April 10, 2000. In addition to the 7,558,278 common shares actually outstanding, this number treats as outstanding common shares that would be issued if 50 percent of the preferred stock were converted into common shares, at the applicable conversion ratio on April 10, 2000.


                                                    Common Stock
                                                    ------------

                                                                                              Shares Beneficially
                                                                            Maximum         Owned After the Offering
                                             Shares Beneficially         No. of Shares      ------------------------
Name of Beneficial Owner                  Owned Before the Offering       to be sold         Number      Percentage
------------------------                  -------------------------       ----------         ------      ----------
                                          Number(1)      Percentage        Common(2)         Common        Common
                                          ---------      ----------        ---------         ------        ------
A Richard Cierpik                            6020            *               3010             3010            *
Alan Parks                                   5608            *               2804             2804            *
Ann Ritson                                  39452            *              19726            19726            *
Charles Schwab Francis J. Arkfeld/         105944            1.2%           52972            52972            *
Charles Schwab Francis J. Arkfeld/          18474            *               9237             9237            *
David Addazio Mr. Bergholtz                  6004            *               3002             3002            *
Francis J. & Theresa M. Arkfeld             10340            *               5170             5170            *
Francis J. Arkfeld Trust                    10340            *               5170             5170            *
Fred & Mary Beth Marinelli                   5192            *               2596             2596            *
Greater Syracuse Moving Co.                  8714            *               4357             4357            *
Jennifer & Paul Amrose                       3752            *               1876             1876            *
Josall Syracuse Inc.                         8714            *               4357             4357            *
Judith Landa                                 5608            *               2804             2804            *
Mark Schmitz                                 6116            *               3058             3058            *
Odisseas Lex Mirianthepoulos                 5752            *               2876             2876            *
Pru Securities C/O Ray Holtman IRA           3576            *               1788             1788            *
S.S.M. INC                                   2614            *               1307             1307            *
Salvator J. Vigiotti Mary Vigiotti           2614            *               1307             1307            *
Scott Fleming                               17430            *               8715             8715            *
Stephen Firmender                            6180            *               3090             3090            *
Steven Franklin                              6116            *               3058             3058            *
Theresa M. Arkfeld Trust                      824            *                412              412            *

----------

*    Represent less than one percent.

(1) Represents number of shares issued upon conversion of preferred stock purchased in private placement
(2) Does not include any shares of common stock acquired other than by conversion of the preferred stock which in each case is less that 1%
(3) Based upon a calculation of 8,501,142 shares outstanding as of April 10, 2000. In addition to the 7,558,278 common shares actually outstanding, this number treats as outstanding common shares that would be issued if 50 percent of the preferred stock were converted into common shares, at the applicable conversion ratio on April 10, 2000.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders may sell the shares and warrants being offered hereby: (i) through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise, (ii) "at the market" to or through market makers or into an existing market for the securities, (iii) in other ways not involving market makers, or established trading markets, including direct sales to purchasers or effected through agents, or (iv) in combinations of any such methods of sale. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time or sale or at negotiated prices.

     If a dealer is utilized in the sale of the securities in respect of which the Prospectus is delivered, the Selling Security Holders will sell their securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Sales of Securities "at the market" and not at a fixed price, which are made into an existing market for the securities, will be made by the Selling Security Holders to or through a market maker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets.

     A selling broker may act as agent or may acquire the securities or interests therein as principal or pledgee and may, from time to time, effect distributions of such securities of interest.

     The Selling Security Holders and broker-dealers, if any, acting in connection with the sale of the securities might be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Securities offered hereby are eligible for sale only in certain states, and in some of those states may be offered or sold only to "institutional investors" as defined under applicable state securities law.

     No sales or distributions other than as described herein may be effected until after this prospectus shall have been appropriately amended or supplemented.


                           DESCRIPTION OF SECURITIES

General

     We are authorized by our Certificate of Incorporation to issue an aggregate of 800,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of preferred stock no par value per share. Upon consummation of this offering, 284,250 shares of preferred stock and 8,665,367 shares of commons stock will be outstanding. The following description of our capital stock is based upon, and is qualified in its entirety by reference to our articles of incorporation, as amended and our by-law as amended.

Common stock

     As of April 10, 2000 there were 7,558,278 shares of common stock outstanding that were held of record by approximately 1,591 stockholders. Holders of our common stock are entitled to one vote per share for each share held on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any outstanding preferred stock, holders of our common stock are entitled to receive proportionately such dividends as may be declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share proportionately in our available assets after payments of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of our common stock are, and the shares of our common stock offered hereby, will upon completion of the offering, be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by rights of the holders of shares of currently issued and outstanding preferred shares and any series of preferred stock, which we may designate and issue in the future.

Preferred stock

     Under the terms of our articles of incorporation as amended, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

     In the fiscal year ended October 31, 1999 our board of directors authorized the issuance of up to 2,500,000 shares of Series 8% cumulative convertible, redeemable preferred stock of which 696,978 shares were issued and sold in a private placement at $10.00 per share for aggregate proceeds of $6,969,780, less commissions of $550,725.

     For every two shares of preferred stock purchased, we granted one common stock warrant exercisable at $15.00 per share. As of February 25, 2000 shares of preferred stock converted into common stock, at a rate determined by dividing the purchase price per share ($10) by eighty percent of the market price per share of our common stock for the five trading days prior to conversion. In no event shall the conversion price be less than $4 per share, or more than $6 per share. On September 15, 2002, the preferred stock may be redeemed at the option of the Company $10 per share, plus all accumulated and unpaid dividends. If we do not redeem the shares of preferred stock they will automatically be converted to shares of our common stock at the rate of $5 per share, or the closing market price of the common stock on September 15, 2002, which ever is higher. We are required to pay dividends on the shares of preferred stock at the rate of 8.00% per year based on the $10 purchase price. The dividends are payable in additional shares of preferred stock on the last business day of March, June, September, and December.

     The holders of the preferred stock will not be entitled to vote, except that the affirmative vote of at least a majority of the outstanding shares of preferred stock, voting as a class, shall be required to authorize, the creation and issuance of any class or series of securities ranking senior to, or on parity with, the preferred stock or any matter with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution, or winding up of our Company.

     In the event of any voluntary liquidation, dissolution, or winding up of our Company, before payment or distribution of our assets may be set apart to the holders of common stock or any stock ranking junior to the Convertible Preferred Stock, the holders of the preferred stock will be entitled to receive, out of our assets legally available therefore, a liquidating distribution per share equal to the redemption price on the date of such liquidation, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, our assets are insufficient to make full payment of such liquidating distribution per share plus all accumulated and unpaid dividends to the holders of the preferred stock, and similar payments on any other class of stock ranking on a parity with the preferred stock upon liquidation, then the holders of the preferred stock and such other shares shall share ratably in any such distribution of our Company's assets in proportion to the full respective distributable amounts to which they are entitled.


Warrants

     In conjunction with our issuance of the preferred stock we issued warrants to purchase 348,489 shares of our common stock at a price of $15.00 per share. We also granted a total of 47,975 broker warrants to brokers who participated in the private placement. The broker was entitled to additional warrants equal to 10 percent of the total dollars raised divided by the preferred price of $10.00 per share. These warrants will expire on August 31, 2001 provided the average closing bid prices of our common stock for the previous thirty trading days is $16.50 or higher. In the event the average closing bid price for our common stock is lower than $16.50 per share, the exercise period of the warrants will be extended until our common stock exceeds $16.50 per share for ten consecutive trading days. At that point we can give the warrant holders thirty days notice that the warrants will expire. Should we choose not to cause the expiration of the warrants sooner, they will expire on August 31, 2004.

     The Registration Statement of which this prospectus is a part includes 284,250 shares of the 696,978 shares of Series A preferred stock and 143,878 shares of our common stock into which such shares have been converted to date, and 396,464 warrants and 396,464 shares of our common stock which may be issued upon the exercise of all the warrants, pursuant to registration rights granted to the purchasers of the Series A preferred stock and to warrants holders.


Colorado law and our charter and by-law provisions

     Our Articles of Incorporation as amended contains certain provisions permitted in the Colorado Business Corporation Act relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts of omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

     Our Articles of Incorporation as amended also contains provisions to indemnify the directors, officers, employees, or other agents to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

Transfer agent registrar

     The transfer agent and registrar for our preferred stock and our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. The telephone number is (303) 282-4800. Our common stock is traded on the over-the-counter bulletin board under the trading symbol, STHK.

                         SHARES ELIGIBLE FOR FUTURE SALE

     In addition to the shares covered by this Prospectus, an aggregate of shares issuable upon the exercise of certain employee and other stock options at price ranging from $ to $ per share and an aggregate of approximately shares from previously issued private placements, and shares of other warrants not included in this Registration Statement are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act. In addition, 3,847,775 shares held by management, employees, and the directors may be "control securities"' as that term is define under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted securities of the Company beneficially for a least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. As noted above shares included in this prospectus may be publicly sold without regard to the limitations set forth in Rule 144. See "Selling Security Holders". Market sales of a substantial number of shares of common stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the common stock.

                                  LEGAL MATTERS

     The validity of the securities stock offered hereby is being passed upon for us by Foreht Last Landau Miller & Katz, L.L.P., New York, New York.

                                     EXPERTS

     Our financial statements as of October 31, 1998 and 1999 and for each of the years in the three-year period ended October 31, 1999 have been included herein and in the Registration Statement in reliance upon the report of Kostin, Ruffkess & Company, LLC independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  WHERE CAN YOU FIND MORE INFORMTAION ABOUT US

     We have filed with the Securities and Exchange Commission in Washington, D.C. a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and exhibits and schedules thereto. For further information about our securities, and us we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement by writing to the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain Information on the operation, of the Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance.

                       STARTECH ENVIRONMENTAL CORPORATION


                          Index to Financial Statements




Financial Statements For the Three Months Ended January 31, 2000 and 1999

         Condensed consolidated balance sheets(unaudited)
           as of January 31, 2000 and 1999 ................................F-2

         Condensed consolidated statement of operations
           (unaudited) for the three months ended
           January 31, 2000 and 1999.......................................F-3

         Condensed consolidated statement of cash flows
          (unaudited) for the three months ended
          January 31, 2000 and 1999........................................F-4

Financial Statements For the Three Years Ended October 31, 1999, 1998 and 1997

         Report of Independent Auditors....................................F-5
         Consolidated balance sheets as of October 31,
           1999 and 1998...................................................F-6
         Consolidated statement of operations for the
           years ended  October 31, 1999, 1998 and 1997 ...................F-7
         Consolidated statement of changes in stockholders
           equity for the years ended October 31, 1999,
           1998, 1997 and 1996.............................................F-8
         Consolidated statement of cash flow for the
           years ended October 31, 1999, 1998 and 1997 ....................F-9
         Notes to consolidated financial statements........................F-10


                                  STARTECH ENVIRONMENTAL CORPORATION
                                           BALANCE SHEET
                                            (Unaudited)


                                                         January 31,               January 31,
ASSETS                                                     2000                       1999
                                                        -----------                -----------
Current Assets:
         Cash and cash equivalents                      $ 6,409,171                $   539,328
         Accounts Receivable                                835,066                  1,063,438
         Inventory                                           24,347                    330,385
         Other current assets                                44,146                     22,869
                                                        -----------                -----------

                 Total Current Assets                     7,312,730                  1,956,020

         Property & Equipment                               651,645                     18,346

         Other Assets                                        49,625                    136,200
                                                        -----------                -----------
                                                        $ 8,014,000                $ 2,110,566
                                                        ===========                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
         Accounts payable                               $   195,574                $ 1,235,329
         Notes payable - short term                               0                    100,000
         Capital Lease-short  term                            8,057                          0
         Other accrued expenses                             242,287                    109,174
                                                        -----------                -----------

                  Total Current Liabilities                 445,918                  1,444,503

Long-Term Liability:
         Capital Lease Payable                                7,718                          0


                  Total Liabilities                         453,636                          0

Stockholders' equity:
         Preferred stock, no par value
         10,000,000 shares authorized,
         668,998 shares issued and outstanding          $ 5,526,530                $         0

         Common stock, no par value,
         800,000,000 shares authorized;
         shares issued and outstanding:
         7,516,454 at January 31, 2000 and
         6,845,965 at January 31, 1999                    5,816,631                  2,708,524
         Additional paid-in capital                             300                        300
         Accumulated deficit Net Income (loss)           (3,783,097)                (2,042,761)
                                                        -----------                -----------

                Total Stockholders' equity                7,560,364                    666,063
                                                        -----------                -----------

                                                        $ 8,014,000                $ 2,110,566
                                                        ===========                ===========

                                                   F-2

                                  STARTECH ENVIRONMENTAL CORPORATION
                                        STATEMENT OF OPERATIONS
                                             (Unaudited)


                                                  Quarter Ended            Quarter Ended
                                                January 31, 2000         January 31, 1999
                                                ----------------         ----------------

Revenue                                           $   598,000             $ 1,048,246

Cost of Sales                                         239,007                 785,569
                                                  -----------             -----------

Gross Profit                                          358,993                 262,677

Operating Expenses
     Selling expense                                  123,114                  39,585
     General and administrative expense               566,898                 234,408
                                                  -----------             -----------

Total Operating Expense                               690,012                 273,993

Gain(Loss) from Operations                        $  (331,019)            $   (11,316)


Other income (expense):
     Interest income                                   47,634                  16,955
     Other income                                       3,500                       0
                                                  -----------             -----------

     Total other income (expense)                      51,134                  16,955

Income tax expense                                      1,750                     250
                                                  -----------             -----------

Net Income(Loss)                                  $  (281,635)            $     5,389
                                                  ===========             ===========


Net Gain(Loss) per share                          $     (0.04)            $      0.00
                                                  ===========             ===========

Weighted average common
shares outstanding                                  7,304,058               6,857,196
                                                  ===========             ===========




                                            F-3



                                        STARTECH ENVIRONMENTAL CORPORATION
                                              STATEMENT OF CASH FLOWS
                                                    (Unaudited)


                                                              Quarter Ended             Quarter Ended
                                                             January 31, 2000          January 31, 1999
                                                             ----------------          ----------------

Cash flows from operating activities:
Net Income (Loss)                                              $  (281,635)               $     5,389
Depreciation                                                         1,226                      1,226
(Increase) decrease in Accts. Rec'v                               (323,000)                  (170,965)
(Increase) decrease in Inventory                                   (24,347)                   322,070
(Increase) decrease in other current assets                        (35,243)                   (21,503)
(Increase) decrease in other assets                                172,561                          0
Increase (Decrease) in Accounts Payable                            (50,000)                   200,556
Increase (Decrease) in Accrued Expense                             144,178                     80,174
                                                               -----------                -----------

Net cash used in operating activities                             (396,260)                   416,947
                                                               -----------                -----------

Cash flows used in investing activities:
Purchase of Equipment                                             (395,000)                         0
Purchase of Furniture & Fixtures                                   (91,088)                         0
Leasehold Improvements                                             (31,400)                         0
Patents                                                                  0                     (3,000)
Stock Offering                                                           0                    (31,086)
                                                               -----------                -----------

Net cash used by Investing activities                             (517,488)                   (34,086)
                                                               -----------                -----------


Cash flows from financing activities:
Proceeds from Common Stock Issuance                              1,826,639                          0
                                                               -----------                -----------

Net increase in cash                                               912,891                    382,861

Cash and cash equivalents at beginning of period                 5,496,280                    156,467
                                                               -----------                -----------

Cash and cash equivalents at end of period                     $ 6,409,171                $   539,328
                                                               ===========                ===========






                                                    F-4

KOSTIN, RUFFKESS & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
345 North Main Street
West Hartford, CT 06117-2521

(860) 236-1975
Toll Free:  (800) 286-5726
FAX:  (860) 236-1783
Internet:  http://www.kostin.com


400 Bayonet Street, Suite 306
New London, CT 06320-2600

(860) 442-4373
Toll Free:  (888) 666-5726
FAX:  (860) 442-1124

Members of the Firm:

Jerrold M. Gold, CPA
Lawrence Marziale, CPA
Joseph W. Sparveri, Jr., CPA
Peter K. Askham, CPA
Richard V. Kretz, CPA
Edmund S. Kindelan, CPA
Michael T. Novosel, CPA
John S. Pavlik, CPA
Kimberly O. Nardone, CPA
Daniel Donofrio, CPA
Brian J. Newman, CPA
John P. Lanza, CPA
Michael D. Smith, CPA
Ronald W. Nossek, CPA



To the Board of Directors
Startech Environmental Corporation

  INDEPENDENT INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Startech
Environmental Corporation as of October 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Startech
Environmental Corporation as of October 31, 1999 and 1998, and the results of its operations, changes in stockholders' equity and its cash flows for each of the three years in the period ended October 31, 1999, in conformity with generally accepted accounting principles.


/s/ KOSTIN, RUFFKESS & COMPANY, LLC
-----------------------------------
KOSTIN, RUFFKESS & COMPANY, LLC


West Hartford, Connecticut
December 22, 1999

Members of:

American Institute of
Certified Public Accountants
Private Companies Practice Section
SEC Practice Section

Connecticut Society of
Certified Public Accountants

Kreston International
A worldwide network of
independent accountants

An Equal Opportunity Employer

                                      F-5


                                            STARTECH ENVIRONMENTAL CORPORATION

                                               Consolidated Balance Sheets

                                                October 31, 1999 and 1998


                                                                              1999                  1998
                                                                          -----------            -----------
         Assets

Current assets:
     Cash                                                                 $ 5,496,280            $   156,468
     Accounts receivable                                                      512,066                892,473
     Inventory                                                                   --                  652,454
     Other current assets                                                       8,903                  1,366
                                                                          -----------            -----------

         Total current assets                                               6,017,249              1,702,761

Equipment, at cost, net of accumulated depreciation                           135,383                 19,573

Other assets                                                                  222,186                102,114
                                                                          -----------            -----------

                                                                          $ 6,374,818            $ 1,824,448
                                                                          ===========            ===========
     Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                     $   245,574            $   692,130
     Capital lease - short-term                                                 8,057                   --
     Note payable - short-term                                                   --                  100,000
     Other accrued expenses                                                    98,109                371,644
                                                                          -----------            -----------

         Total current liabilities                                            351,740              1,163,774

Long-term liability:
     Capital lease payable                                                      7,718                   --
                                                                          -----------            -----------

         Total liabilities                                                    359,458              1,163,774
                                                                          -----------            -----------

Stockholders' equity:
     Preferred stock; no par value; 10,000,000 shares authorized;
         696,978 shares issued and outstanding (aggregate
         liquidation preference of $6,969,780) at October 31, 1999          6,384,199                   --
     Common stock; no par value;  800,000,000 shares authorized;
         shares issued and outstanding: 6,905,257 at October 31,
         1999 and 6,845,965 at October 31, 1998                             2,984,219              2,708,524
     Additional paid-in capital                                                   300                    300
     Deficit                                                               (3,353,358)            (2,048,150)
                                                                          -----------            -----------

         Total stockholders' equity                                         6,015,360                660,674
                                                                          -----------            -----------

                                                                          $ 6,374,818            $ 1,824,448
                                                                          ===========            ===========



                         The accompanying notes are an integral part of the financial statements


                                                            F-6





                                            STARTECH ENVIRONMENTAL CORPORATION

                                          Consolidated Statements of Operations

                                   For The Years Ended October 31, 1999, 1998 and 1997



                                                                       Year Ended October 31,
                                                    -----------------------------------------------------------
                                                        1999                   1998                     1997
                                                    -----------             -----------             -----------

Revenues                                            $ 2,268,964             $ 1,088,782             $    10,000

Cost of goods sold                                    2,138,259                 446,222                    --
                                                    -----------             -----------             -----------

Gross profit                                            130,705                 642,560                  10,000


Selling, general and administrative
  expenses                                            1,477,104               1,116,293                 907,855
                                                    -----------             -----------             -----------


Loss from operations                                 (1,346,399)               (473,733)               (897,855)
                                                    -----------             -----------             -----------

Other income (expense):
   Interest income                                      101,521                  23,664                  29,497
   Interest expense                                     (33,450)                 (9,000)                 (9,000)
                                                    -----------             -----------             -----------

      Total other income                                 68,071                  14,664                  20,497
                                                    -----------             -----------             -----------

Income tax expense                                       10,864                   3,982                     550
                                                    -----------             -----------             -----------

Net loss                                            $(1,289,192)            $  (463,051)            $  (877,908)
                                                    ===========             ===========             ===========



Net loss per share                                  $     (0.19)            $     (0.07)            $     (0.12)
                                                    ===========             ===========             ===========

Average common
  shares outstanding                                  6,875,999               6,887,736               6,695,316
                                                    ===========             ===========             ===========





                         The accompanying notes are an integral part of the financial statements


                                                          F-7




                                                STARTECH ENVIRONMENTAL CORPORATION
                                     Consolidated Statements of Changes in Stockholders' Equity
                                        For The Years Ended October 31, 1999, 1998 and 1997


                                                                                                           Additional
                                               Common                      Preferred                        Paid-In
                                               Shares         Amount         Shares       Amount            Capital        Deficit
                                               ------         ------         ------       ------            -------        -------

Balance, October 31, 1996                    5,850,374     $   653,834            --      $      --      $       300    $  (707,191)

Shares issued for cash                         820,151       1,843,206            --             --             --             --
Stock dividends issued                         309,027            --              --             --             --             --
Shares issued during the year
   for services rendered                        39,000         103,844            --             --             --             --
Shares issued for the
   purchase of inventory                        45,000          97,722            --             --             --             --
Shares redeemed for
   Trican note receivable                      (50,000)       (100,000)           --             --             --             --
Net loss during the year
   ended October 31, 1997                         --              --              --             --             --         (877,908)
                                           -----------     -----------     -----------    -----------    -----------    -----------

Balance, October 31, 1997                    7,013,552       2,598,606            --             --              300     (1,585,099)

Shares issued during the year
   for services rendered                        34,544         109,918            --             --             --             --
Shares returned and cancelled
   as the result of a lawsuit                 (202,131)           --              --             --             --             --
Net loss during the year
   ended October 31, 1998                         --              --              --             --             --         (463,051)
                                           -----------     -----------     -----------    -----------    -----------    -----------

Balance, October 31, 1998                    6,845,965       2,708,524            --             --              300     (2,048,150)

Shares issued during the year
   for services rendered                        45,792         226,445            --             --             --
Shares issued for cash                          13,500          49,250         696,978      6,384,199           --             --
Net loss during the year
   ended October 31, 1999                         --              --              --             --             --       (1,289,192)
Dividends                                         --              --              --             --             --          (16,016)
                                           -----------     -----------     -----------    -----------    -----------    -----------

Balance, October 31, 1999                    6,905,257     $ 2,984,219         696,978    $ 6,384,199    $       300    $(3,353,358)
                                           ===========     ===========     ===========    ===========    ===========    ===========

                              The accompanying notes are an integral part of the financial statements

                                                                       F-8




                                           STARTECH ENVIRONMENTAL CORPORATION

                                          Consolidated Statements of Cash Flows

                                   For The Years Ended October 31, 1999, 1998 and 1997


                                                                     Year Ended October 31,
                                                       ---------------------------------------------------------
                                                           1999                   1998                  1997
                                                       -----------            -----------            -----------

Cash flows from operating activities:
   Net  loss                                           $(1,289,192)           $  (463,051)           $  (877,908)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
     Expenses paid for through the
       issuance of common stock                            226,445                109,918                 38,844
     Depreciation                                           16,847                  1,396                   --
     (Increase) decrease in:
        Accounts receivable                                380,407               (892,473)                  --
        Prepaid expense                                       --                   65,333                   (333)
        Inventory                                          552,454               (552,454)                (2,278)
        Other current assets                                (7,537)                (1,366)                10,851
        Other assets                                      (120,072)               (53,617)               (48,497)
     Increase (decrease) in:
        Accounts payable                                  (446,556)               624,962                 39,763
        Accrued expenses                                  (289,551)               350,749                (16,367)
                                                       -----------            -----------            -----------

Net cash used in operating activities                     (976,755)              (810,603)              (855,925)
                                                       -----------            -----------            -----------

Cash flows used in investing activities:
     Purchase of equipment                                 (15,655)               (20,969)                  --
                                                       -----------            -----------            -----------

Cash flows from financing activities:
     Proceeds from preferred stock issuance              6,284,199                   --                     --
     Proceeds from common stock issuance                    49,250                   --                1,563,206
     Proceeds from notes payable                           750,000                   --                     --
     Repayment of notes payable                           (750,000)                  --                     --
     Repayment of capital lease payable                     (1,227)                  --                     --
                                                       -----------            -----------            -----------

Net cash provided by financing activities                6,332,222                   --                1,563,206
                                                       -----------            -----------            -----------

Net increase (decrease) in cash and cash
  equivalents                                            5,339,812               (831,572)               707,281

Cash and cash equivalents, beginning                       156,468                988,040                280,759
                                                       -----------            -----------            -----------

Cash and cash equivalents, ending                      $ 5,496,280            $   156,468            $   988,040
                                                       ===========            ===========            ===========


                         The accompanying notes are an integral part of the financial statements

                                                          F-9

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997


Note 1 - Summary of Significant Accounting Policies:
----------------------------------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Company's Activities
--------------------

The Company is an environmental technology corporation dedicated to the development, production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems that convert waste into valuable commodities. The Company is no longer considered to be in the development stage as revenues from shipments and services performed have begun to be recognized in calendar year 1998.

Basis of Presentation
---------------------

On November 17, 1995, Startech Environmental Corporation, formerly Kapalua Acquisitions, Inc., acquired all the issued and outstanding shares of common stock of Startech Corporation in exchange for 4,000,000 shares of Kapalua Acquisitions, Inc.'s common stock. After the acquisition and exchange of stock, the former shareholders of Startech Incorporated owned 80.5% of the common stock of Kapalua Acquisitions, Inc. Subsequent to November 17, 1995, Kapalua Acquisitions, Inc. filed registration statements with the Securities and Exchange Commission to register certain securities.

On January 2, 1996, Kapalua Acquisitions, Inc. changed its name to Startech Environmental Corporation. The financial statements of Startech Environmental Corporation include all of the accounts of Startech Corporation. This acquisition has been accounted for as a pooling-of-interests in the accompanying financial statements. The fiscal year end for both companies before the acquisition was October 31, and the financial statements for all periods presented have been restated to reflect the combination of the two companies.

Management Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at October 31, 1999, 1998 and 1997, and revenues and expenses during the years then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997


Note 1 - Summary of Significant Accounting Policies:   (Continued)
----------------------------------------------------

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. The primary investments will be high quality commercial paper, U.S. Treasury Notes, and T-Bills. Regarding supplementary cash flows information, income taxes paid were $2,577 for the year ended October 31, 1999, $3,982 for the year ended October 31, 1998 and $550 for the year ended October 31, 1997. Interest paid in 1999 was $33,450. No interest was paid for the years ended October 31, 1998 and 1997.

The Company also had the following non-cash transactions:

                                                          1999
                                                          ----

                                                                                          Shares               Amount

Common shares issued for services rendered in 1999                                         45,792          $    226,445
Preferred stock issued to repay notes payable                                              10,000               100,000
Demonstration equipment transferred from inventory to equipment                                --               100,000
Equipment acquired through capital lease                                                       --                17,002
Accrued dividends on the preferred stock                                                       --                16,016

                                                          1998
                                                          ----

                                                                                          Shares               Amount

Issued shares for services rendered in 1998                                                34,544          $    109,918
Shares returned and cancelled in 1998                                                    (202,131)                   --

                                                          1997
                                                          ----

                                                                                           Shares              Amount

Issued shares for services rendered in 1997                                                39,000          $    103,844
Issued shares for inventory in 1997                                                        45,000                97,722
Issued shares for which cash was received in 1996                                         161,000               280,000
Shares redeemed in the collection of a note receivable in 1997                             50,000                100,000

Inventory
---------

Inventory consists of work in process, and is stated at lower of cost or market. Cost is determined by the first-in, first-out method.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997

Note 1 - Summary of Significant Accounting Policies:   (Continued)
----------------------------------------------------

Equipment
---------

Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments which extend the useful lives of the equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Other Assets
------------

Other assets consist of deposits on the purchase of office furniture, inventory and the deposit on the office lease, in 1999. Other assets consist entirely of deferred stock offering costs for 1998.

Income Taxes
------------

Income taxes consist of State taxes on capital. The Company has net operating loss carry forwards of approximately $2,771,000 expiring in various years through 2013.

Earnings (Loss) Per Share
-------------------------

Earnings (loss) per share are based on the weighted average number of shares of common stock outstanding during the year. The Company has 2,517,839 potential common shares in 1999, and 758,276 potential common shares in 1998 and 1997 that were not used in the computation of diluted earnings per share because they would have been anti-dilutive for each of the three years ended October 31, 1999, 1998 and 1997. Subsequent to October 31, 1999, the Company had issued 569,693 additional common shares.

Off Balance Sheet Risk
----------------------

The Company had more than $100,000 in a single bank during the year. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation. However, management does monitor the financial condition of the institution where these funds are invested.

Note 2 - Property, Plant and Equipment:
---------------------------------------

Equipment is summarized by major classifications as follows:

                                                 1999                  1998
                                            -------------          ------------

   Computer equipment                       $      23,250          $      6,248
   Demonstration equipment                        114,720                14,721
   Furniture and fixtures                           1,653                    --
   Vehicles                                        14,002                    --
                                            -------------          ------------

                                                  153,625                20,969
   Less: accumulated depreciation                  18,242                 1,396
                                            -------------          ------------
                                            $     135,383          $     19,573
                                            =============          ============

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997


Note 3 - Operating Lease:
-------------------------

The Company leases its office under a lease agreement that expired in September 1999. The monthly rental payments were $2,109. Rental expense, including real estate taxes for the years ended October 31, 1999, 1998 and 1997, were $28,847, $24,531 and $23,644, respectively. On December 3, 1999, the Company entered into a five-year lease for its new office space. There is an option for the Company to extend the lease for a five-year term with the Landlord having the option to cancel after two years. Annual non-cancelable rent payments for the next five years are as follows:

                     October 31,
                     -----------
                         2000                     $154,183
                         2001                      168,000
                         2002                      173,517
                         2003                      184,633
                         2004                      172,792

Note 4 - Note Payable:
----------------------

The $100,000 note payable is a demand note dated September 1, 1995, with 9% interest payable to Mr. John Celentano. Mr. Celentano is a stockholder of the Company and provides both sales and professional consulting services to the Company. The note was repaid in 1999 through the issuance of 10,000 shares of convertible preferred stock. All prior accrued interest was forgiven.

On December 29, 1998, the Company entered into a short-term loan agreement for $750,000 with the Connecticut Development Authority (CDA). The note bore interest at 6.55% and was due within one year or the completion of a public offering, whichever comes first. The note was collateralized by the assets of the Company. In addition, an officer/shareholder has personally guaranteed up to 28% of the balance and another officer/shareholder has pledged 100,000 shares of his common stock of the Company. This note was paid off with proceeds from the issuance of the preferred stock.

Note 5 - Stockholders' Equity:
------------------------------

Preferred Stock
---------------
During 1999 the Company issued 696,978 shares of its 8% Series A cumulative, convertible, redeemable, preferred stock. The Company incurred commissions and issuance costs of $585,581 in connection with issuance. The shares are convertible into the Company's common stock, four months after the closing date, at a rate determined by dividing the purchase price per share ($10) by eighty percent of the market price per share of common stock from the average closing price for the previous five trading days. However, in no event shall the conversion price be less than $4 per share, or more than $6 per share. On September 15, 2002, the convertible preferred stock may be redeemed at the option of the Company for $10 per share, plus all accumulated and unpaid dividends. If not redeemed, the shares will automatically be converted to common shares at $5 per share, or the current market price of the common shares. The dividends shall be paid in additional convertible preferred stock, and are payable on the last business day of March, June, September, and December. On September 30, 1999, the Company declared a dividend of $16,016.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997

Note 5 - Stockholders' Equity: (Continued)
------------------------------

Warrants
--------

In conjunction with the August 28, 1996, stock offering, the Company has unregistered Warrants to purchase 744,774 shares of common stock; of which 625,417 of the Warrants were initially exercisable at a price of $4.00 per share and were set to expire on December 31, 1998. At the discretion of the Company, the exercise price of these Warrants was reduced to $3.50 per share and the expiration date was extended to December 31, 1999. During 1999, 13,500 of these Warrants were exercised. An additional 119,359 Warrants were initially exercisable at a price of $12.00 per share, and were set to expire on June 30, 1999. At the discretion of the Company, the exercise price of these Warrants was reduced to $9.00 per share, and the expiration date was extended to June 30, 2000. Initially, once the Warrants were exercised, the shares were restricted for a two-year period. They are now restricted for a one year period, in accordance with rule 144. The Company reserves the right to cancel or extend the Warrants once the restriction period has been satisfied and the exercised period fulfilled. The Warrants may be exercised in lots of 100 common shares or more up to the total amount of Warrants for which each investor had originally subscribed. In conjunction with the issuance of the preferred stock in 1999, the Company issued warrants to purchase 589,113 shares of common stock at a price of $15.00 per share. These Warrants will expire on August 31, 2001, provided the average closing bid prices of the common stock for the previous thirty trading days is $16.50 or higher. In the event the common stock is lower than $16.50 per share, the exercise period of the Warrants will be extended until the common stock exceeds $16.50 per share for ten consecutive trading days. At that point, the Company can give the Warrant holders thirty days' notice that the Warrants will expire. Should the Company choose not to cause the expiration of the Warrants sooner, they will expire on August 31, 2004.

Note 6 - Non-qualifying Stock Option Plan:
------------------------------------------

In November 1995, the Company registered 2,000,000 common shares; issuable upon exercise of stock options issued by the Company under its 1995 Non-qualifying Stock Option Plan (the Plan) for employees, directors and other persons associated with the Company whose services have benefited the Company.

The options must be issued within 10 years from November 20,1995. Determination of the option price per share and exercise date is at the sole discretion of the Compensation Committee. During the year ended October 31, 1997, the Company issued 145,167 stock options with an additional 34,544 stock options being issued during the year ended October 31, 1998, for services rendered. All options were immediately exercised for one share of common stock. The exercise price ranged from $.25 to $10.00 per share. The aggregate value of these services is reflected as an increase in common stock. During the year ended October 31, 1999, the Company issued 20,000 stock options, with an exercise price of $5.00 per share. On the issuance date, the market value was the same as the exercise price, therefore, no compensation expense was recorded.

Note 7 - Major Customer:
------------------------

Approximately 94 and 91 percent of revenues were derived from one major customer in 1999 and 1998, respectively.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 1999, 1998 and 1997

Note 8 - Capital Lease Obligation:
----------------------------------

During 1999, the Company entered into a capital lease obligation for computer equipment. The term of the lease is for 24 months, with principal and interest due in monthly installments of $827 at 15.3%. The equipment was capitalized at $17,002 and is being depreciated over five years. Depreciation expense for 1999 was $850 and accumulated depreciation at October 31, 1999, is $850.

           Total remaining lease payments:
                 2000                                $     9,925
                 2001                                      8,270
                                                     -----------
                                                          18,195
           Less: unamortized interest                      2,420
                                                     -----------
                                                          15,775
           Less:  current portion                          8,057
                                                     $     7,718
                                                     ===========

Note 9 - Fair Value of Financial Instruments:
---------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and other current assets are carried in the accompanying balance sheet at cost, which is a reasonable estimate of their fair value. Accounts payable, notes payable and accrued expenses are also carried at cost, which is a reasonable estimate of their fair value.

                                         Carrying              Estimated
                                          Amount               Fair Value
                                       -------------         -------------

ASSETS:
     Cash                              $   5,496,280         $   5,496,280
     Accounts receivable                     512,066               512,066

LIABILITIES:
     Accounts payable                        245,574               245,574
     Capital lease payable                    15,775                15,775
     Accrued expenses                         98,109                98,109

Note 10 - Commitments:
----------------------

The Company has committed to purchase new furniture and equipment and inventory in the amount of $452,691. At October 31, 1999, the Company had made deposits on these purchases in the amount of $175,061, which is included on the balance sheet under other assets. In addition, the Company has an agreement with certain individuals for the use of certain patents. The agreement provides for monthly payments of $1,000 and has no expiration date.

================================================================================

                  1,250,967 Shares of Common Stock
                    284,250 Shares of Series A Convertible Preferred Stock 396,464 Warrants


                                    STARTECH
                              ENVIRONMENTAL CORP.


                                ---------------

                                   PROSPECTUS

                                ---------------


                       STARTECH ENVIRONMENTAL CORPORATION


                                ----------------

                                   May , 2000

                                ---------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration Fee(degree)..................................  $    4,124.73
Accounting Fees...............................................  $    3,000.00
Legal Fees....................................................  $   30,000.00
Printing, Engraving and Mailing...............................  $    3,000.00
Transfer agent and registrar's fees...........................  $    2,000.00
Blue Sky fees and expenses....................................  $    2,000.00
Miscellaneous expenses........................................  $    5,875.27
                                                                -------------
         TOTAL................................................  $   50,000.00
                                                                =============

(degree) Actual


Item 14. Indemnification of Directors and Officers

     Article VII of the Company's Articles of Incorporation provides as follow:

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the corporation or to its shareholders for monetary damages for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7 - 5-114 of the Colorado Corporation code; or (iv) any transaction from which the director derived an improper benefit.

     If the Colorado Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

     Any repeal or modification of the foregoing provisions of this Article by the shareholders of the Corporation shall not affect adversely any right or protection of a director of he Corporation in respect of any acts or omissions of such director occurring prior to the time of such repeal or modification.

     In addition, by separate agreement, the Company has indemnified its officers to the same extent as the directors are indemnified in the Articles of Incorporation.

     Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the registrant's Amended articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

     During the past three years, the following securities were sold or issued by the Company without registration under the Securities Act.

     In the period April 1, 1997 through June 30, 1997 the Company issued 119,359 shares of Common Stock together with 119,359 Warrants to purchase an additional share of Common Stock in a private offering, for total proceeds of $835,513, to 36 investors, 27 of whom were "accredited and nine of whom were "non-accredited" investors, as those terms are defined in Regulations D under the Act. Commissions of approximately $ $12,500 were paid in connection with this transaction.*

     In the period April thru October 20, 1999 the Company issued 696,978 shares of Series A Cumulative Convertible Redeemable Preferred Stock at $10.00 per share together with one common stock warrant excisable at $15.00 per share for every two shares of preferred stock purchased, in a private offering to 55 investors, 48 of whom were "accredited" and seven of whom were "non-accredited" investors as those terms are defined in Regulations D under the act. Commissions of $550,725 were paid and warrants to purchase shares of common stock were issued as additional compensation in connection with this transaction.*

     The above securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of such exemptions are based upon the following: (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company, were able to bear the economic risk of an investment in the Company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities; (iii) each purchaser acknowledged in writing that he knew the securities were not registered under the Securities Act or any State securities laws, and are Restricted Securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and except pursuant to an effective Registration Statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of the Company.

Item 16. Exhibits and Financial Statement Schedules

   16(a)      Exhibits

   (2)(a) Agreement and Plan of Reorganization between Company and Kapalua Acquisitions, Inc. dated November 17, 1995*

   (3)(a)     Articles of Incorporation of the Company**

   (3)(a)i    Articles of Amendment to the Articles of Incorporation

   (3)(b)     By-Laws of the Company**

   (3)(c)     Amendment to by-Laws of the Company dated January 24, 2000

   (4)(a)     Form of Common Stock Certificate

   (4)(b)     Form of Convertible Preferred Stock Certificate

   (4)(c)     Form of Warrant Agreement

   (5)(a) Opinion of Foreht Last Landau Miller & Katz, LLP with respect to the legality of the securities being registered***

   (10)(a)    2000 Stock Option Plan

   (16)(a)    Letter, Re: Changes in Certifying Accountant*****

   (24)(a)    Consent of Kostin, Ruffkess and Company, LLC

   (24)(b)    Consent of Counsel (to be included in Exhibit 5 (a)


   16(b)    Financial Statement Schedules

Unless otherwise noted, all of the foregoing exhibits are being filed herewith

*             Incorporated by reference to Exhibit 10.3 to the Company's Current
               Report on Form 8-K dated November 17, 1995, File No. 0-25312

**            Incorporated by reference to Registration Statement on Form 10,
               File No. 0-25312 filed on February 19, 1995

***           To be filed by amendment

****          Incorporated by reference to Registration Statement on Form S-8,
               File No. 33-99790, filed on November 20, 1995.

*****         Incorporated by reference to the Company's Current Report on
               Form 8-K dated January 30, 1996 File No. 0-25312

Item 28.      Undertakings

The Undersigned Registrant hereby undertakes:

(1)      To file, during any the undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the registrant's, Amended Articles of Incorporation by -Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnifications against public policy as expressed in the act and its therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, Connecticut on April 27, 2000.


                            STARTECH ENVIRONMENTAL CORPORATION

                            By: /S/ JOSEPH F. LONGO
                                ------------------------------------------------
                                Joseph F. Longo
                                President, Chief Executive Officer,
                                Chief Financial Officer, and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


SIGNATURES                              TITLE                                           DATE
----------                              -----                                           ----


/S/ Joseph F. Longo                     President, Treasurer, Chief Executive
------------------------------          Officer, Chief Financial Officer,               April 27, 2000
                                        and Director

/S/ Joseph S. Klimek                    Executive Vice President and Chief
--------------------------------        Operating Officer                               April 27, 2000



/S/ Kevin M. Black                      Sr. Vice President, General Counsel,
--------------------------------        Secretary and Director                          April 27, 2000



/S/ John R. Celentano                   Director                                        April 27, 2000
--------------------------------


/S/ Peter J. Scanlon                    Vice President and Director  of
--------------------------------        Finance and Administrative Services,
                                        and Principal Accounting Officer                April 27, 2000


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